Filed pursuant to Rule 424(b)(3)
File No. 333-112298

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion

Preliminary Prospectus Supplement Dated June 23, 2011

PROSPECTUS SUPPLEMENT

(To Prospectus Dated February 2, 2004)

U.S.$

% Global Notes Series      due

Guaranteed Irrevocably and Unconditionally by

Québec

(Canada)

The     % Global Notes Series      due      (the “Notes”) bear interest at the rate of              per year. We will pay interest on the Notes semi-annually in arrears on              and              of each year, commencing             . The Notes will mature on             . We may not redeem the Notes prior to maturity unless certain events occur involving Canadian taxation. See “Description of Notes—Maturity, Redemption and Purchases”.

We will make all payments of principal and interest on the Notes in U.S. dollars. We will make all such payments without deduction for, or on account of, taxes imposed or levied by or within Canada, subject to the exceptions described in this prospectus supplement.

We have undertaken to the underwriters to use our best efforts to have the Notes admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange plc’s regulated market, which is a regulated market for purposes of the Markets in Financial Instruments Directive (2004/39/EC), as soon as possible after the closing of the issue. We cannot guarantee that these applications will be approved and settlement of the Notes is not conditional on obtaining the listing.

Per Note	Total
Price to public(1)%	U.S.$
Underwriting discounts and commissions %	U.S.$
Proceeds, before expenses, to Hydro-Québec(1)%	U.S.$

(1)	Plus accrued interest from , 2011, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the Notes, in book-entry form, will be made through The Depository Trust Company, Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V. on or about             , 2011.

BofA Merrill Lynch	HSBC	National Bank of Canada Financial	RBC Capital Markets

The date of this prospectus supplement is             , 2011.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Please note that in this prospectus supplement, references to “we”, “our” and “us” refer to Hydro-Québec and all references to the “European Economic Area”, or “EEA”, are to the Member States of the European Union together with Iceland, Norway and Liechtenstein.

NOTICE REGARDING OFFERS IN THE EEA

If and to the extent that this prospectus supplement is communicated in, or the offer of the Notes to which it relates is made in, any EEA Member State that has implemented the Prospectus Directive as defined below (a “Relevant Member State”), this prospectus supplement and the offer are only addressed to and directed at persons in that Member State who are qualified investors within the meaning of the Prospectus Directive or otherwise in compliance with either Article 3(2)(c) and (e) of the Prospectus Directive or subject to prior written approval of RBC Capital Markets, LLC, Article 3(2)(b) of the Prospectus Directive and must not be acted upon by other persons in that Relevant Member State.

This prospectus supplement has been prepared on the basis that any offer of Notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of the Notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of the Notes that are the subject of the offering contemplated in this prospectus supplement must only do so in circumstances in which no obligation arises for Hydro-Québec or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither Hydro-Québec nor the underwriters have authorized, nor do they authorize, the making of any offer of the Notes in circumstances in which an obligation arises for Hydro-Québec or the underwriters to publish a prospectus or supplement a prospectus for such offer.

In the two preceding paragraphs, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measures in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This is not a prospectus under the Prospectus Directive 2003/71/EC (the “Prospectus Directive”) but an advertisement as defined in the Prospectus Directive and investors in the EEA should not subscribe for or purchase Notes once admitted to trading on the London Stock Exchange plc’s (the “London Stock Exchange”) regulated market except on the basis of information in the Listing Prospectus (as defined below). Hydro-Québec intends to file a single prospectus (the “Listing Prospectus”) pursuant to Section 5.3 of the Prospectus Directive with the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 as amended for the purpose of having the Notes admitted to trading on the London Stock Exchange’s regulated market as soon as possible after closing of this issue. Once approved, the Listing Prospectus will be published in accordance with the Prospectus Directive and investors will be able to view the Listing Prospectus on the website of the Regulatory News Service operated by the London Stock Exchange at http://www.londonstockexchange.com/exchange/news/market-news/market-news-home.html under the name of Hydro-Quebec and the headline “Publication of Prospectus” and investors shall be able to obtain copies without charge from the office of Deutsche Bank AG, London Branch, Winchester House, 1 Great Winchester Street, London EC2N 2DB and from the office of the Direction-Financement structuré et documentation financière at Hydro-Québec, at 75 René-Lévesque Boulevard West, Sixth Floor, Montréal, Québec, Canada H2Z 1A4.

This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or, in the United Kingdom, (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “Relevant Persons”). The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this document or any of its contents.

In connection with the issue of the Notes, RBC Capital Markets, LLC (or person or persons acting on its behalf) may over-allot Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that RBC Capital Markets, LLC (or person or persons acting on its behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Notes and 60 days after the date of the allotment of the Notes. Any stabilization action or over-allotment will be conducted by RBC Capital Markets, LLC (or person or  persons acting on its behalf) in accordance with all applicable laws and rules.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus. Both documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. Hydro-Québec has not authorized anyone else to provide you with different information. Hydro-Québec is not offering to sell or soliciting offers to buy any securities other than the Notes offered under this prospectus supplement, nor is Hydro-Québec offering to sell or soliciting offers to buy the Notes in places where such offers are not permitted by applicable law. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement.

Hydro-Québec is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of Notes. Hydro-Québec confirms that:

—	the information contained in this prospectus supplement is true and correct in all material respects and is not misleading;

—	it has not omitted other facts the omission of which makes this prospectus supplement as a whole misleading; and

—	it accepts responsibility for the information it has provided in this prospectus supplement and the prospectus.

In this prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. On [            ], 2011, the noon spot exchange rate for U.S. dollars as reported by the Bank of Canada, expressed in Canadian dollars, was $[            ].

DOCUMENTS INCORPORATED BY REFERENCE

The prospectus supplement incorporates by reference the documents listed below:

—	Hydro-Québec’s Annual Report on Form 18-K for the fiscal year ended December 31, 2010 and the amendments to that report filed through the date of this prospectus supplement, and

—	Québec’s Annual Report on Form 18-K for the fiscal year ended March 31, 2011 and all amendments to that annual report filed prior to the date of this prospectus supplement.

The prospectus supplement also incorporate by reference all our future annual reports and those of Québec, and all amendments to annual reports, and any other information we or Québec files with the Securities and Exchange Commission (the “Commission”) pursuant to Sections 13(a) and 13(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the Notes. See “Where You Can Find More Information” in the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements. Statements that are not historical facts, including statements about our or Québec’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, which may change, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and neither we nor Québec undertakes any obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Such factors may include, among others, business risks, such as variations in runoff that affect hydroelectric plant performance, and general levels of economic activity which affect demand for electricity, and risks related to economic parameters, such as changes in government policies, taxes, interest and exchange rates. We and Québec caution you that actual results may differ materially from those contained in any forward-looking statements. See “Forward-looking Statements” in the documents incorporated by reference herein and in the accompanying prospectus for more information regarding forward-looking statements.

SUMMARY

This summary must be read as an introduction to this prospectus supplement and the accompanying prospectus and any decision to invest in the Notes should be based on a consideration of this prospectus supplement and the accompanying basic prospectus as a whole, including the documents incorporated by reference.

In this Summary, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. The fiscal year of Hydro-Québec ends December 31. “Fiscal 2010” of Hydro-Québec refer to the fiscal year ended December 31, 2010. The fiscal year of Québec ends March 31. “Fiscal 2011” and “2010-2011” of Québec refer to the fiscal year ended March 31, 2011. Unless otherwise indicated, “2010” means the calendar year ended December 31, 2010. Other fiscal and calendar years of Hydro-Québec and Québec are referred to in a corresponding manner. Any discrepancies between the amounts listed and their totals in the tables included in this prospectus supplement are due to rounding.

Essential Characteristics of Hydro-Québec

We operate one of the two largest systems in Canada for the generation and distribution of electric power. We supply virtually all electric power distributed in Québec. Our head office is located at 75 René-Lévesque Boulevard West, Montréal, Québec, Canada. Hydro-Québec was created in 1944 by the Hydro-Québec Act of the Parliament of Québec and is an agent of Québec. All capital stock of Hydro-Québec is held by the Minister of Finance on behalf of the Government of Québec (the “Government”).

As of December 31, 2010, we operated 60 hydroelectric plants with a combined installed capacity of 34,490 MW, 28 thermal plants totaling 1,506 MW and one nuclear plant with a capacity of 675 MW. In addition to the generation capacity of our own facilities, we have access to almost all the output from the Churchill Falls (Labrador) Corporation Limited generating station (5,428 MW) under a contract that will remain in effect until 2041. In 2010, we purchased all the output from nine privately owned wind farms with a total installed capacity of 659 MW under long-term contracts. An additional 1,277 MW are available under various agreements with other independent suppliers. We maintain more than 20,700 miles of transmission lines.

HYDRO-QUÉBEC FIVE-YEAR REVIEW

CONSOLIDATED AND SELECTED FINANCIAL INFORMATION
	Years ended December 31
	2006	2007	2008	2009	2010
	(in millions of dollars)
OPERATIONS

Revenue	$11,162	$12,326	$12,716	$12,333	$12,338

Expenditure
Operations	2,392	2,556	2,503	2,527	2,581
Electricity and fuel purchases	1,315	1,555	1,406	1,207	1,390
Depreciation and amortization	2,109	2,083	2,457	2,372	2,605
Taxes	534	820	1,093	928	909
Regulatory deferrals	(93)	29	(72)	30	(188)
	6,257	7,043	7,387	7,064	7,297

Operating income	4,905	5,283	5,329	5,269	5,041

Financial expenses	2,212	2,510	2,443	2,398	2,526

Income from continuing operations	2,693	2,773	2,886	2,871	2,515

Income from discontinued operations	944	25	129	–	–

Restated net income *	$3,637	$2,798	$3,015	$2,871	$–

Reported net income	$3,741	$2,907	$3,141	$3,035	$2,515

DIVIDEND	$2,342	$2,095	$2,252	$2,168	$1,886

BALANCE SHEET SUMMARY
Restated total assets *	$59,698	$61,167	$62,968	$64,992	$–
Reported total assets	$63,254	$64,866	$66,789	$68,978	$65,898
Long-term debt, including current portion and perpetual debt	$34,427	$34,534	$36,415	$37,943	$38,660
Restated equity *	$15,264	$17,206	$18,250	$18,419	$–
Reported equity	$18,840	$20,892	$22,062	$22,395	$18,566

INVESTMENTS FOR CONTINUING OPERATIONS AFFECTING CASH
Property, plant and equipment and intangible assets	$3,352	$3,418	$3,717	$4,050	$4,004
Costs related to Energy Efficiency Plan	149	172	236	257	216
Total investments	$3,501	$3,590	$3,953	$4,307	$4,220

FINANCIAL RATIOS
Restated interest coverage a, *	2.01	2.09	2.07	2.11	–
Reported interest coverage [a]	2.06	2.13	2.12	2.17	1.92
Restated return on equity b, *	24.8%	17.8%	18.1%	16.5%	–
Reported return on equity [b]	20.6%	15.0%	15.4%	14.3%	14.0%
Restated profit margin from continuing operations c, *	24.1%	22.5%	22.7%	23.3%	–
Reported profit margin from continuing operations [c]	25.1%	23.4%	23.7%	24.6%	20.4%
Restated capitalization d, *	31.4%	33.1%	33.4%	32.6%	–
Reported capitalization [d]	36.1%	37.5%	37.7%	37.0%	32.1%
Restated self-financing e, *	69.8%	63.7%	45.7%	41.3%	–
Reported self-financing [e]	69.8%	63.1%	45.7%	41.2%	46.8%

*	The comparative data include adjustments relating to continuing operations that stem mainly from the change in the accounting policy regarding the depreciation method for property, plant and equipment. On January 1, 2010, Hydro-Québec amended the accounting policy on the depreciation of property, plant and equipment in order to adopt the straight-line method. Property, plant and equipment were previously depreciated using the sinking fund method, at a rate of 3%.

(a)	Sum of operating income and net investment income divided by gross interest expense.
(b)	Net income divided by average equity less average accumulated other comprehensive income.
(c)	Income from continuing operations divided by revenue.
(d)	Equity divided by the sum of equity, long-term debt (including current portion), perpetual debt, short-term borrowings and derivative instrument liabilities, less derivative instrument assets.
(e)	Cash flows from operating activities less dividend paid, divided by the sum of cash flows from investing activities [excluding net disposal (acquisition) of short-term investments] and repayment of long-term debt.

Note: Throughout the Five-Year Review, certain comparative figures have been reclassified to reflect the presentation adopted in the current  year.

HYDRO-QUÉBEC FIVE-YEAR REVIEW (CONTINUED)

OPERATING STATISTICS
	Years ended December 31
	2006	2007	2008	2009	2010
	(in GWh)
Electricity Sales
In Québec, by category
Residential and farm	56,722	60,046	60,747	62,484	59,534
Commercial and institutional	32,440	34,751	35,228	34,151	33,865
Industrial	73,297	73,005	69,144	63,310	68,439
Other	4,878	5,353	5,278	5,371	7,647
	167,337	173,155	170,397	165,316	169,485
Outside Québec
Canada/U.S. (long-term)	2,384	2,384	2,516	2,604	2,677
Canada/U.S. (short-term)	12,074	17,240	18,783	20,753	20,593
	14,458	19,624	21,299	23,357	23,270
Total Electricity Sales	181,795	192,779	191,696	188,673	192,755

	(in millions of dollars)
Revenue from Electricity Sales
In Québec, by category
Residential and farm	$3,775	$4,144	$4,300	$4,500	$4,302
Commercial and institutional	2,356	2,602	2,687	2,662	2,648
Industrial	3,022	3,336	3,174	3,092	3,185
Other	249	286	284	295	371
	9,402	10,368	10,445	10,549	10,506
Outside Québec
Canada/U.S. (long-term)	198	225	220	256	247
Canada/U.S. (short-term)	951	1,392	1,699	1,250	1,266
	1,149	1,617	1,919	1,506	1,513
Total Revenue from Electricity Sales	$10,551	$11,985	$12,364	$12,055	$12,019

	(as at December 31)
Number of Customer Accounts
In Québec, by category
Residential and farm	3,501,709	3,554,443	3,603,330	3,649,470	3,698,169
Commercial and institutional	295,618	299,524	296,504	297,380	300,163
Industrial	12,032	11,565	10,111	9,829	9,589
Other	5,767	3,440	3,499	3,653	3,868
Total Customer Accounts	3,815,126	3,868,972	3,913,444	3,960,332	4,011,789

	(kWh/customer account)
Average Annual Consumption
In Québec, by category
Residential and farm	16,318	17,019	16,974	17,230	16,205
Commercial and institutional	112,010	116,782	118,209	115,009	113,347
Industrial	5,904,382	6,187,651	6,379,775	6,350,050	7,049,027
Other	855,039	1,162,811	1,521,257	1,501,957	2,033,506

HYDRO-QUÉBEC FIVE-YEAR REVIEW (CONTINUED)

OPERATING STATISTICS (CONTINUED)
	Years ended December 31
	2006	2007	2008	2009	2010
	(in MW)
Installed Capacity [a]
Hydroelectric	32,973	33,305	34,118	34,499	34,490
Nuclear	675	675	675	675	675
Thermal	1,672	1,672	1,637	1,637	1,506
Wind farm	2	2	2	2	–
Total Installed Capacity	35,322	35,654	36,432	36,813	36,671

	(in GWh)

Total Energy Requirements [b]	199,447	209,818	211,228	208,524	209,108

	(in MW)

Peak Power Demand in Québec [c]	36,251	35,352	37,230	34,659	37,717

	(in km *)
Lines (overhead and underground)
Transmission	32,826	33,008	33,058	33,244	33,453
Distribution [d]	108,883	109,618	110,127	111,205	112,089
	141,709	142,626	143,185	144,449	145,542

(a)	In addition to the generating capacity of our own facilities, we have access to almost all the output from Churchill Falls generating station (5,428 MW) under a contract that will remain in effect until 2041. In 2010, we purchased all the output from nine privately-owned wind farms with a total installed capacity of 659 MW under long-term contracts. An additional 1,277 MW are available under agreements with other independent suppliers.
(b)	Total energy requirements consist of kilowatthours delivered within Québec and to neighboring systems.
(c)	Total power demand at the annual domestic peak for the winter beginning in December, including interruptible power. The peak for a given period is based on measurements at fixed intervals. The 2010-2011 winter peak was 37,717 MW and occurred on January 24, 2011, at 8:00 a.m., after the system load momentarily reached 38,286 MW at 7:38 a.m.
(d)	These figures include off-grid systems but exclude private systems, lines under construction and 44-kV lines (transmission).

*	I km = 0.62 miles

OTHER INFORMATION
	Years ended December 31
	2006	2007	2008	2009	2010

Rate Increases
Average increase from January 1 to December 31	4.3%	2.8%	2.7%	1.6%	0.6%

Number of Employees [a]
Permanent as at December 31	19,116	19,459	19,297	19,536	19,521
Temporary (year’s average)	3,799	3,910	4,048	4,080	4,138
Women	30.6%	31.3%	30.9%	30.6%	30.9%

(a)	Excludes employees of subsidiaries and joint ventures.

UNITS OF MEASURE
V: volt (a unit for measuring voltage)
kV: kilovolt (one thousand volts)
W: watt (a unit for measuring power)	Wh: watthour (a unit for measuring electric energy)
kW: kilowatt (one thousand watts)	kWh: kilowatthour (one thousand watthours)
MW: megawatt (one million watts)	MWh: megawatthour (one million watthours)
GW: gigawatt (one million kilowatts)	GWh: gigawatthour (one million kilowatthours)
TWh: terawatthour (one billion kilowatthours)

Regulatory Framework

Under the provisions of the Hydro-Québec Act, we are mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. Under the Hydro-Québec Act, the Government is entitled to declare dividends from us when certain financial criteria are met.

The Act respecting the Régie de l’énergie (the “Energy Board Act”), enacted in 1996, grants the Régie de l’énergie (the “Energy Board”) exclusive authority to determine or modify our rates and conditions under which electricity is transmitted and distributed by us. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Energy Board Act stipulates that rates are determined on a basis that allows for recovery of the cost of service plus a reasonable return on the rate base. The Energy Board consists of seven full-time members appointed by the Government and, in the exercise of its functions, is charged with reconciling the public interest, consumer protection and the fair treatment of the electric power carrier and of distributors. The Energy Board Act was amended in December 2006 to grant the Energy Board new powers regarding energy efficiency programs and actions as well as mandatory reliability standards.

Under the Energy Board Act, we have been granted exclusive rights for the distribution of electric power throughout Québec, excluding the territories served by distributors operating a municipal or private electric system as of May 13, 1997. The Energy Board has the authority to: fix, or modify, after holding public hearings, our rates and conditions for the transmission and distribution of electric power; approve our electric power supply plan; designate a reliability coordinator for Québec and adopt the standards of reliability proposed by the designated reliability coordinator; authorize our transmission and distribution investment projects; approve our distribution commercial programs; and, rule upon complaints from customers concerning rates or service.

Our activities are also subject to other applicable laws and regulations, including, among other things, federal and provincial environmental laws and regulations, and, to some extent, municipal by-laws. Our exports of electric power are subject to the National Energy Board Act which provides that a permit or license must be obtained from the National Energy Board of Canada for such exports.

Essential Characteristics of Québec

Québec is the largest by area of the ten provinces in Canada (1,541,000 square kilometers or 594,860 square miles, representing 15.4% of the geographical area of Canada) and the second largest province by population (7.9 million, representing 23.2% of the population of Canada, as of January 2011).

Québec has a modern, developed economy, in which the service sector contributed 75.6%, the manufacturing industry 16.3%, the construction industry 5.9% and the primary sector 2.2% of real GDP at basic prices in chained 2002 dollars in 2010. In 2010, Québec accounted for 20.8% of Canada’s real GDP. The leading manufacturing industries in Québec are food products, primary metal products (including aluminum smelting), petroleum and coal products, transportation equipment products (including aircraft and motor vehicles and associated parts), chemical products, paper products and fabricated metal products. Québec also has significant hydroelectric resources, generating 32.0% of the electricity produced in Canada in 2010.

Montréal and Ville de Québec, the capital of Québec, are the centers of economic activity. Montréal is one of the main industrial, commercial and financial centers of North America and is Canada’s second largest urban area as measured by population. Port of Montréal, situated on the St. Lawrence River, is Canada’s second largest port in terms of operating revenues and provides access to the Atlantic Ocean and the inland navigation system of the Great Lakes.

The Government and the Government of Canada share the power to levy personal income taxes in Québec. The Government levies and collects its own personal income tax at rates ranging from 16% to 24% in three brackets.

In Québec, businesses are subject to a tax on profits and a tax on payroll. A tax rate of 11.9% is applied to the profits of corporations. Small and medium-size enterprises are taxed at a reduced rate of 8% that applies on the first $500,000 of income from an eligible business. Québec’s major sources of revenue other than taxes are transfer payments from the Government of Canada.

French is the official language of Québec and is spoken by approximately 95% of its population.

Constitutional Framework

Canada is a federation of ten provinces and three federal territories, with a constitutional division of responsibilities between the federal and provincial governments as set out in The Constitution Acts, 1867 to 1982 (the “Constitution”).

Under the Constitution, each provincial government has exclusive authority to raise revenue for provincial purposes through direct taxation within its territorial limits. Each provincial government also has exclusive authority to regulate education, health, social services, property and civil rights, natural resources, municipal institutions and, generally, to regulate all other matters of a purely local or private nature in its province, and to regulate and raise revenue from the exploration, development, conservation and management of natural resources.

The Parti Québécois, which has as its principal objective the sovereignty of Québec, formed the Government from September 1994 to April 14, 2003. During its term in office, the Parti Québécois tabled in the National Assembly a Bill entitled An Act respecting the future of Québec (the “Act”), which provided that upon receipt of a favorable vote in a referendum, the Act would be enacted and Québec would proclaim its sovereignty following a formal offer to Canada of a treaty of economic and political partnership. In November 1995, a slight majority of Québec citizens (50.6%) voted against the Act.

The Supreme Court of Canada decided in August 1998, on a reference from the Government of Canada in which Québec did not participate, that (i) under the Constitution, Québec may not secede unilaterally without negotiation with the other parties in the Canadian Confederation within the existing constitutional framework; (ii) under international law, Québec has no right to secede unilaterally from Canada; (iii) nonetheless, the clear repudiation by the people of Québec of the existing constitutional order and the clear expression of a desire to pursue secession would oblige the other provinces and the Government of Canada to negotiate in accordance with constitutional principles, and Québec would also have to negotiate in accordance with such principles; and (iv) if Québec were to so negotiate but face unreasonable intransigence from the other parties, it would be more likely to be recognized than if it did not itself act according to constitutional principles in the negotiations.

The Québec Liberal Party, a federalist party, won a third consecutive mandate at the general election in December 2008. It currently forms the Government in the National Assembly. With regard to the constitutional issue, the Québec Liberal Party pursues a policy that emphasizes the values of Canadian federalism. In particular, its platform is focused on strengthening Québec’s place within the federation, on forming new alliances with the other provinces and on promoting intergovernmental cooperation. The mandate of the current Government extends through the next election, which must be called no later than December 2013.

Public Finances

The Minister of Finance is responsible for the general administration of the Government’s finances. The Financial Administration Act and the Balanced Budget Act, as amended, govern the management of public monies of Québec and the Public Administration Act governs the management of financial, human, physical and information resources of the Administration.

All monies received or collected from any source over which the Parliament of Québec has power of appropriation form the Consolidated Revenue Fund of Québec. The Budget and appropriations from the Consolidated Revenue Fund and consolidated entities are published at the beginning of each fiscal year. The Government also publishes a Monthly Report on Financial Transactions.

The Balanced Budget Act is designed to ensure that, on a multi-year basis, the Government maintains a balanced budget.

QUÉBEC SUMMARY STATISTICS

The information below is qualified in its entirety by the detailed information provided elsewhere in this document.

Economy (dollar amounts in millions)
	2006	2007	2008	2009	2010
GDP at current market prices	282,505	295,928	302,748	303,747	317,773
% change – GDP in chained 2002 dollars(1)	1.8%	2.1%	1.1%	-0.3%	2.8%
Personal income	236,642	249,883	260,059	263,213	272,527
Capital expenditures	51,809	57,055	60,118	58,858	64,144
International exports of goods	73,177	69,798	70,760	58,031	59,205
Population at July 1 (in thousands)	7,632	7,687	7,751	7,828	7,907
Unemployment rate	8.1%	7.2%	7.2%	8.5%	8.0%
Consumer Price Index – % change	1.7%	1.6%	2.1%	0.6%	1.2%
Average exchange rate (US$ per C$)	0.88	0.93	0.94	0.88	0.97

Consolidated Financial Transactions(2) Fiscal year ending March 31 (dollar amounts in millions)
	2008	2009	2010	Preliminary Results 2011(3) (4)	Budget Forecast 2012
Consolidated Revenue Fund
Own-source revenue	49,464	48,773	47,994	46,925	50,336
Federal transfers(5)	13,629	14,023	15,161	15,451	15,039
Total revenue	63,093	62,796	63,155	62,376	65,375
Program spending	(54,826)	(58,550)	(61,579)	(59,819)	(61,284)
Debt service	(7,021)	(6,504)	(6,117)	(6,934)	(7,794)
Total expenditure	(61,847)	(65,054)	(67,696)	(66,753)	(69,078)
Contingency reserve	—	—	—	(300)	(300)
Net results of Consolidated Revenue Fund	1,246	(2,258)	(4,541)	(4,677)	(4,003)
Net results of consolidated entities	404	1,007	1,601	1,209	1,143
Surplus (deficit) within the meaning of the public accounts	1,650	(1,251)	(2,940)	(3,468)	(2,860)
Revenue of the Generations Fund	(449)	(587)	(725)	(732)	(940)
Stabilization reserve(6)	(1,201)	1,845	433	—	—
Accounting modifications	—	—	58	—	—
Consolidated budgetary balance within the meaning of the Balanced Budget Act	0	7	(3,174)	(4,200)	(3,800)
Deposit of dedicated revenues in the Generations Fund(7)	449	587	725	732	940
Consolidated budgetary balance	449	594	(2,449)	(3,468)	(2,860)
Consolidated non-budgetary requirements	(1,156)	(1,124)	(2,269)	(3,002)	(4,674)
Consolidated net financial requirements(8)	(707)	(530)	(4,718)	(6,470)	(7,534)

Funded Debt of Public Sector (net of sinking fund balances) As of March 31 (dollar amounts in millions) (9)
	Unadjusted(10) 2007	Unadjusted(10) 2008	Unadjusted(10) 2009	2010	Preliminary Results 2011(4)
Government Funded Debt
Borrowings – Government	109,714	112,507	124,549	126,731	139,035
Borrowings – to finance Government Enterprises	31	25	221	217	855
Government Guaranteed Debt(11)	32,674	32,399	36,668	36,385	37,723
Municipal Sector Debt	16,409	17,321	18,639	19,538	20,307
Other Institutions(12)	2,023	1,552	931	1,055	817
Public Sector Funded Debt(13)	160,851	163,804	181,008	183,926	198,737
Per capita ($)	21,076	21,309	23,353	23,496	25,134
As a percentage of GDP(14)	56.9%	55.4%	59.8%	62.2%	65.6%
Personal income	68.0%	65.6%	69.6%	73.6%	76.4%

(1)	Adjusted for the effects of inflation in the currency from year to year.
(2)	The categories set forth reflect the presentation of the 2011-2012 Budget.
(3)	As of Fiscal 2011, the 2011-2012 Budget incorporates the implementation of the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF). The creation of these two funds does not affect the Government’s budgetary balance. However, it modifies the level of own-source revenue, program spending and net results of consolidated entities.
(4)	The Preliminary Results 2011 are based on financial information presented as at March 31, 2011 in the 2011-2012 Budget which was tabled on March 17, 2011. These preliminary results are subject to change.
(5)	Federal transfers are presented on an accrual basis.
(6)	A negative amount indicates an allocation to the reserve and a positive amount, a use of the reserve.
(7)	The Generations Fund was created in June 2006 by the adoption of the Act to reduce the debt and establish the Generations Fund and is a separate entity from the Consolidated Revenue Fund. This law establishes the fund as a permanent tool for reducing the debt burden. In addition, it stipulates that the sums accumulated in the Generations Fund are dedicated exclusively to repaying the debt.
(8)	Since Fiscal 2010, the Consolidated net financial requirements take into account the budgetary and non-budgetary transactions of the health and social services and education networks.
(9)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(10)	Starting in 2009-2010, reflects the line-by-line consolidation of the results of network institutions with those of the Government. The figures for Fiscal 2007 to Fiscal 2009 have not been restated.
(11)	Represents debt of Hydro-Québec.
(12)	The figures for Fiscal 2007 to Fiscal 2009 have not been restated on a line-by-line consolidated basis. Figures for Fiscal 2010 and Fiscal 2011 represent debt of the universities other than the Université du Québec and its constituents.
(13)	Includes debt covered by the Government’s commitments.
(14)	Percentages are based upon the prior calendar year’s GDP and Personal income.

Essential Characteristics of the Notes

Issuer	Hydro-Québec.

Guarantor	Québec.

Securities Offered	U.S.$ aggregate principal amount of % Global Notes Series due .

Maturity Date

Interest Payment Dates	We will pay interest in two equal semi-annual installments on and of each year, commencing .

Interest Rate	% per year. Whenever it is necessary to compute any amount of interest in respect of the Notes other than with respect to regular semi-annual payments, we will calculate such interest on the basis of a 360-day year consisting of twelve 30-day months.

Redemption	We may not redeem the Notes prior to maturity, unless certain events occur involving Canadian taxation. See “Description of Notes — Maturity, Redemption and Purchases”.

Listing and Admission to Trading	We have undertaken to the underwriters to use our best efforts to have the Notes admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange’s regulated market as soon as possible after the closing of the issue. We cannot guarantee that these applications will be approved and settlement of the Notes is not conditional on obtaining such listing.

Form and Settlement	We will issue the Notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). The Notes will be recorded in a Register held by Deutsche Bank Trust Company Americas, in its capacity as registrar. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V. will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the Fiscal Agency Agreement. Notes will only be sold in denominations of U.S.$1,000 and integral multiples thereof. See “Description of Notes Form, Denomination, Title and Registration”.

Status of the Notes	The Notes constitute our direct, unsecured and unconditional obligations. The Notes will rank equally among themselves and with all notes, debentures or other similar debt securities issued by us and outstanding at the date of the issue of the Notes or thereafter.

Form of the Guarantee	The Guarantor will irrevocably and unconditionally guarantee the due and punctual payment of the principal of and interest on the Notes (together with any additional amounts which we may be required to pay in accordance with the terms and conditions of the Notes) as and when the same shall become due and payable, whether at maturity, on redemption, by acceleration or otherwise.

Withholding Tax	Principal of and interest on the Notes are payable by us or the Guarantor without withholding or deduction for Canadian withholding taxes, to the extent permitted under applicable law, as set forth in this prospectus supplement. If we or the Guarantor shall be required to withhold taxes or duties from any payments due under the Notes or the Guarantee then, subject to exceptions as described in “Description of Notes -- Payment of Additional Amounts” below, we or the Guarantor shall pay such additional amounts as may be necessary in order that every net payment of the principal of, and interest on, the Notes and the Guarantee to any such holder will be not less than the amount provided for in the Notes and the Guarantee.

Events of Default	An event of default will occur if we do not pay the principal of, or interest or additional amounts, if any, on, the Notes as and when the same become due and payable and such default continues for 30 days. An event of default will also occur if we do not pay any principal of, or premium, interest or additional amounts on, any of our indebtedness (direct or under a guarantee) for borrowed money exceeding U.S.$50,000,000 (or its equivalent in other currencies) in aggregate principal amount, other than the Notes, as and when the same becomes due and payable and such default continues for a period of 30 days. An event of default will occur if we do not duly perform or observe any covenant or agreement contained in the Notes (other than the payment of principal, interest or additional amounts) or in the Fiscal Agency Agreement and such default continues for a period of 60 days.

Negative Pledge	The terms of the Notes will not contain a negative pledge.

Prescription	Under Québec law, an action to enforce a right to payment under the Notes may be prescribed if it is not exercised within three years of the date the payment is due.

Immunity	Each of us and the Guarantor has waived any immunity for service of process on the Delegate General of Québec in New York and any immunity from jurisdiction of any court to which it might otherwise be entitled based upon the Notes and the Guarantee. In enforcing a foreign judgment in foreign currency, a Québec court will convert into Canadian currency at the rate of exchange prevailing on the date the foreign judgment became enforceable at the place where it was rendered.

Neither we nor the Guarantor enjoys any immunity under Québec law from suit or judgment, irrespective of whether a party to the action is the holder of the Notes, is or is not a resident within Québec or is or is not a citizen of Canada. Although any judgment obtained in an action brought in the courts of Québec against the Guarantor may not be enforced by execution, applicable statutes provide that whenever the Guarantor is condemned by a judgment that has become definitive to pay a sum of money, the Minister of Finance, after having received a certified copy of the judgment, shall pay the amount due out of the money at his or her disposal for that purpose or, failing that, out of the Consolidated Revenue Fund of Québec.

Governing Law	Laws of Québec and the laws of Canada applicable in Québec.

CUSIP

Common Code

ISIN Code

RECENT DEVELOPMENTS

The information set forth below does not purport to be complete and supplements, and is qualified in its entirety by, the more detailed information contained in Hydro-Québec’s Annual Report on Form 18-K for the fiscal year ended December 31, 2010, as amended, and Québec’s Annual Report on Form 18-K for the fiscal year ended March 31, 2011, as amended, respectively, and the other documents incorporated by reference in the basic prospectus. See “Documents Incorporated By Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

Québec

The following table shows the changes in the main economic indicators for Canada and Québec through the latest period reported over the comparable period in the preceding year:

	Period Reported in 2011	Percentage Changes Through Period Reported Over Comparable Period in Preceding Year(1)
		Canada		Québec
GDP:
Real GDP (chained 2002 dollars)	January to February	3.1	[2]	2.0
Merchandise exports (2002 prices)	January to April	5.3		(0.7)
Retail trade	January to March	2.5		0.7
Housing starts	January to May	(9.9)		(8.6)
Value of manufacturers’ shipments	January to April	8.8		5.4
Employment	January to May	1.8		1.8
Consumer Price Index	January to April	2.8		2.7

	Period Reported	Percentage of Labor Force(1)
		Canada		Québec
Unemployment rate	January to May	7.7		7.7

1)	Seasonally adjusted average of months available except for Consumer Price Index.
(2)	March.

Sources: Statistics Canada, Canada Mortgage and Housing Corporation and the Institut de la statistique du Québec.

Economic Assumptions included in the 2011-2012 Budget for the Years 2011 and 2012

The forecast revenues and expenditures set forth in the 2011-2012 Budget reflect the following assumptions regarding the economy of Québec for the years 2011 and 2012. The forecast Consolidated Financial Transactions are set forth on page S-12 of this prospectus supplement.

	2011	2012

	Percentage Change over 2010	Percentage Change over 2011

GDP:
At current market prices	3.9	4.4
In chained 2002 dollars	2.0	2.2
Personal income	3.6	3.3
Business non-residential capital expenditures (2002 prices)	10.4	6.1
International exports (2002 prices)	4.1	5.9
Consumer expenditures (2002 prices)	2.2	1.6
Labor force	1.1	0.8
Employment	1.4	1.0

Unemployment rate	Average Rate	Average Rate

	7.7	7.5

Source: Ministère des Finances du Québec.

Note:	Economic assumptions, such as those included in the table above and in Québec’s annual report on Form 18-K, and all amendments to that report, incorporated by reference in this prospectus supplement, are developed by Québec for and are a necessary part of the budget process. Actual results may differ materially from these assumptions.

USE OF PROCEEDS

The net proceeds of the issue, being approximately U.S.$         (after deduction of our estimated expenses of U.S.$        ), will be added to our general funds to be used for general purposes.

DESCRIPTION OF NOTES AND GUARANTEE

This prospectus supplement describes the terms of the Notes and the Guarantee in greater detail than the accompanying prospectus and may provide information that differs from the prospectus. If the information in this prospectus supplement differs from the prospectus, you should rely on the information in this prospectus supplement.

Hydro-Québec will issue the Notes under the Fiscal Agency Agreement (as defined below). The information contained in this section and in the accompanying prospectus summarizes some of the terms of the Notes and the Guarantee. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the Notes and the Guarantee. Therefore, you should read the Fiscal Agency Agreement and the form of Notes and the Guarantee in making your investment decision. Hydro-Québec will file copies of these documents with the Commission and will also file copies of these documents at the offices of the fiscal agent and the paying agents.

General

The Notes constitute a separate series of debt securities of Hydro-Québec being offered from time to time. The portion of the Notes being offered by this prospectus supplement and the accompanying prospectus dated February 2, 2004 to be sold in the United States was registered under Registration Statements Nos. 33-76074 and 333-112298, which Hydro-Québec has filed with the Commission under the United States Securities Act of 1933, as amended (the “Securities Act”).

The Notes in the aggregate principal amount of U.S.$         will be issued subject to a fiscal agency agreement to be dated as of             , 2011 (the “Fiscal Agency Agreement”), between Hydro-Québec and Deutsche Bank Trust Company Americas, as fiscal agent, transfer agent, registrar and principal paying agent (in all such capacities, the “Fiscal Agent”). Such terms and conditions will be available to beneficial owners of Notes from Hydro-Québec or the Fiscal Agent upon request. Holders of Notes will be bound by, and deemed to have notice of, the provisions contained in the Fiscal Agency Agreement. Copies of the Fiscal Agency Agreement will also be available for inspection at and may be obtained, free of charge, from the offices of Deutsche Bank AG, London Branch, as London Paying Agent and Transfer Agent (as defined below), during its normal business hours on any weekday. References to principal and interest in respect of the Notes shall be deemed also to refer to any Additional Amounts which may be payable as described below. See “Payment of Additional Amounts”.

Form, Denomination, Title and Registration

The Notes will be issued in the form of one or more fully registered global notes (the “Global Notes”) registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), and held by Deutsche Bank Trust Company Americas, as custodian for DTC. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of DTC, Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) (collectively, the “Clearing Systems”). The Clearing Systems will be responsible for establishing and maintaining book-entry accounts for their participants having interests in the Notes. Owners of beneficial interests in Notes will not, except in limited circumstances described herein, be entitled to receive Notes represented by physical certificates or to have Notes registered in their names, and will not be considered holders thereof under the Fiscal Agency Agreement. See “Certificated Notes”. Subject to applicable law, and the terms of the Fiscal Agency Agreement, Hydro-Québec and the Fiscal Agent shall deem and treat registered holders of the Notes as the absolute owners thereof for all purposes whatsoever notwithstanding any notice to the contrary; and all payments to, or on the order of, the registered holders shall be valid and shall discharge the liability of Hydro-Québec and the Fiscal Agent on the Notes to the extent of the sum or sums so paid.

The Notes will only be sold in denominations of U.S.$1,000 and integral multiples thereof.

The Fiscal Agent will be responsible for (i) maintaining a record of the aggregate holdings of Notes; (ii) ensuring that payments of principal and interest in respect of the Notes received by the Fiscal Agent from Hydro-Québec are duly credited to DTC; and (iii) transmitting to Hydro-Québec any notices from owners of beneficial interest in Notes. The Fiscal Agent will not impose any fees in respect of the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, owners of beneficial interest in Notes may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such Notes are held with the Clearing Systems.

Interest

The Notes will bear interest from         , 2011 at a rate of         % per annum, payable in two equal semi-annual installments, in arrears on          and         , commencing        . Interest on the Notes will cease to accrue on the maturity date (or the date fixed for redemption or repayment) unless, upon due presentation of the Notes, payment of principal is improperly withheld or refused.

Whenever it is necessary to compute any amount of interest in respect of the Notes, other than with respect to regular semi-annual payments, such interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. The rate of interest specified in the Notes is a nominal rate and all interest payments and computations are to be made without allowances or deductions for deemed reinvestment.

Yield

The yield,         %, is calculated as the semi-annual expected return based on the cash flows of the Notes assuming one continuous re-investment rate for periodic coupon payments. The yield is calculated at the issue date on the basis of the initial public offering price. It is not an indication of future yield.

Payments

Principal of, and interest and Additional Amounts (as defined below under “Payment of Additional Amounts”), if any, on the Notes are payable by Hydro-Québec in U.S. dollars to the person registered at the close of business on the relevant record date in the register held by the Fiscal Agent. With respect to Notes held by Cede & Co. for DTC participants, Euroclear and Clearstream, Luxembourg, payment will be made to beneficial owners in accordance with customary procedures established from time to time by the Clearing Systems. The Fiscal Agent will act as Hydro-Québec’s principal paying agent for the Notes pursuant to the Fiscal Agency Agreement.

If any date for payment in respect of any Note is not a Business Day, the holder thereof shall not be entitled to payment until the next following Business Day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph, “Business Day” means a day on which banking institutions in The City of New York and in any other applicable place of payment are not authorized or obligated by law or executive order to be closed.

Record Date

The record date for purposes of payments of principal of, and interest and Additional Amounts, if any, on the Notes will be as of 5:00 p.m., New York City time, on the fourteenth calendar day preceding the maturity date or any interest payment date, as applicable. Ownership positions within each Clearing System will be determined in accordance with the normal conventions observed by such system.

Payment of Additional Amounts

All payments of principal and interest by Hydro-Québec or the Guarantor will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatever nature imposed or levied by or on behalf of the Government of Canada or any province, territory or political division thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or charges is required by law or by interpretation or administration thereof. In that event, Hydro-Québec or the Guarantor will, subject to Hydro-Québec’s redemption rights, pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts receivable by the holder after such withholding or deduction shall equal the respective amounts of principal or interest which would have been receivable in respect of the Notes or the Guarantee in the absence of such withholding or deduction, except that no such Additional Amount shall be payable with respect to any Note or Guarantee:

(i)      to, or to a third party on behalf of, a holder who is liable to such taxes, duties, assessments or charges in respect of such Note or Guarantee by reason of that person having some connection with Canada other than the mere holding or use outside Canada, or ownership as a non-resident of Canada, of such Note; or

(ii)      presented for payment more than 30 days after the Relevant Date (as defined below) except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on or before such thirtieth day; or

(iii)      where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other law implementing or complying with, or introduced in order to conform to, such Directive.

(iv)      presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent in a Member State of the European Union.

As used herein, “Relevant Date” means:

(A)      the date on which such payment first becomes due; or

(B)      if the full amount of the moneys payable has not been received by the Fiscal Agent on or prior to such date, the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the holders of the Notes or the Guarantee in accordance with the notice procedures described under “Notices” below.

Maturity, Redemption and Purchases

Unless previously redeemed for tax reasons as provided below, or purchased, the principal amount of the Notes shall be due and payable on .

If, as a result of any change in, or amendment to, or in the official application of, the laws of Canada or the regulations of any taxing authority therein or thereof or any change in, or in the official application of, or execution of, or amendment to, any treaty or treaties affecting taxation to which Canada is a party, which change or amendment shall have become effective after the date of this prospectus supplement, it is determined by Hydro-Québec or the Guarantor that Hydro-Québec or the Guarantor, as the case may be, would be required at, or at any time prior to, maturity of the Notes to pay Additional Amounts as described under “Payment of Additional Amounts”, the Notes may be redeemed in whole but not in part at the option of Hydro-Québec on not less than 30 days’ nor more than 45 days’ published notice in accordance with “Notices” below, at the principal amount thereof together with accrued interest.

Hydro-Québec may, if not in default under the Notes, purchase Notes at any time, in any manner and at any price. If purchases are made by tender, tenders must be available to all holders of Notes alike.

Certificated Notes

Notes represented by a Global Note are exchangeable for Notes represented by fully registered physical certificates (“Certificated Notes”) of like tenor and of an equal aggregate principal amount as the Global Note in denominations of U.S.$1,000 or any integral multiples thereof (i) if DTC notifies Hydro-Québec that it is unwilling or unable to continue as depositary for the Global Note or ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be so registered and a successor depositary is not appointed by Hydro-Québec within 90 days after receiving the notice or becoming aware that DTC is no longer so registered; (ii) if Hydro-Québec, in its discretion at any time, notifies the Fiscal Agent that all the Global Notes representing the Notes are to be exchanged for Certificated Notes; or (iii) upon request by DTC, acting on direct or indirect instructions of one or more holders of a Global Note or any beneficial owner of an interest in a Global Note, after an event of default entitling the holders of a Global Note to accelerate the maturity of the related Notes has occurred and is continuing, provided that if DTC is unwilling or does not promptly make that request, then any beneficial owner of an interest in the Global Note will be entitled to make the request with respect to such interest. Hydro-Québec acknowledges that if Certificated Notes are not promptly issued to a beneficial owner of an interest in a Global Note as contemplated above, then such beneficial owner will be entitled to pursue any remedy under the Fiscal Agency Agreement, the Global Note or applicable law with respect to the portion of the Global Note representing that owner’s interest in the Global Note as if Certificated Notes had been issued.

If and for so long as the Notes are listed on the London Stock Exchange and the rules of such stock exchange so require, Hydro-Québec will appoint and maintain a paying agent and transfer agent in London (the “London Paying Agent and Transfer Agent”) to act on its behalf. Hydro-Québec will also ensure that, to the extent possible, it maintains a paying agent in a Member State of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other law implementing or complying with, or introduced in order to conform to, such Directive. Payments of interest on fully registered Notes in certificated form will be made by the Fiscal Agent in accordance with the Fiscal Agency Agreement. Fully registered Notes in certificated form may be surrendered at the office of the London Paying Agent and Transfer Agent for payment of principal at maturity or on the date fixed for redemption.

Modifications

The Fiscal Agency Agreement and the Notes may be amended by Hydro-Québec, the Guarantor and the Fiscal Agent without notice to or the consent of the holder of any Note, for the purpose of (i) curing any ambiguity, (ii) curing, correcting or supplementing any defective provisions contained therein, (iii) effecting the issue of further notes as described below under “Further Issues” or (iv) in any other manner which Hydro-Québec, the Guarantor and the Fiscal Agent, acting on the advice of independent counsel, may deem necessary or desirable and which will not be inconsistent with the Notes and which, in the reasonable opinion of Hydro-Québec, the Guarantor and the Fiscal Agent, will not adversely affect the interest of the holders of Notes. No amendment may be made to the Fiscal Agency Agreement or the Notes which would in any way alter, amend or change the duties, responsibilities, obligations of, or the protections afforded to, the London Agent from those set out in the Fiscal Agency Agreement as at the date of the Fiscal Agency Agreement and the Notes as at the date of the Notes without the prior written consent of the London Paying Agent and Transfer Agent.

The Fiscal Agency Agreement will contain provisions for convening meetings of registered holders of Notes to modify or amend by Extraordinary Resolution (as defined below) the Fiscal Agency Agreement (except as provided in the preceding paragraph) and the Notes (including the terms and conditions thereof) or waive future compliance therewith or past default thereon by Hydro-Québec. An Extraordinary Resolution duly passed at any such meeting shall be binding on all holders of Notes, whether present or not; provided, however, that no such modification or amendment to the Fiscal Agency Agreement or to the terms and conditions of the Notes may, without the consent of the holder of each such Note affected thereby: (a) change the stated maturity or interest payment date of any such Note; (b) reduce the principal amount of or rate of interest on any such Note; (c) change the currency of payment of any such Note; (d) impair the right to institute suit for the enforcement of any payment on or with respect to such Note or the Guarantee; (e) reduce the percentage of the holders of Notes necessary to modify or amend the Fiscal Agency Agreement or the terms and conditions of the Notes or reduce the percentage of votes required for the taking of action or the quorum required at any meeting of holders of Notes; or (f) reduce the percentage of outstanding Notes necessary to waive any future compliance or past default.

The term “Extraordinary Resolution” will be defined in the Fiscal Agency Agreement as a resolution passed at a meeting of holders of Notes by the affirmative vote of the holders of not less than 66 2/3% of the principal amount of Notes represented at the meeting in person or by proxy or as an instrument in writing signed by the holders of not less than 66 2/3% in principal amount of the outstanding Notes. The quorum at any such meeting for passing an Extraordinary Resolution will be one or more persons holding or representing at least a majority in principal amount of the Notes at the time outstanding, or at any adjourned meeting called by Hydro-Québec or the Fiscal Agent, one or more persons being or representing holders of Notes whatever the principal amount of the Notes so held or represented.

Governing Law

The Fiscal Agency Agreement, the Notes and the Guarantee shall be construed in accordance with and governed by the laws of Québec and the laws of Canada applicable in Québec.

Each of Hydro Québec and the Guarantor will irrevocably consent to the fullest extent permitted by law to the giving of any relief (including, without limitation, the making or enforcement of any order or judgment) made or given in connection with any proceedings arising out of or in connection with the Fiscal Agency Agreement, the Notes and the Guarantee.

Events of Default

In the event that (a) Hydro-Québec shall default in the payment of the principal amount of, or interest or Additional Amounts, if any, on, the Notes, as the same shall become due and payable, and such default shall continue for a period of 30 days or (b) default shall be made in the due performance or observance by Hydro-Québec of any covenant or agreement contained in the Notes, other than the payment of principal, interest or Additional Amounts, or the Fiscal Agency Agreement, and such default shall continue for a period of 60 days or (c) Hydro-Québec shall default in the payment of any principal of, or premium, if any, or interest or Additional Amounts, if any, on, any indebtedness (direct or under a guarantee) for borrowed money, other than the Notes, as the same shall become due and payable, and such default shall continue for a period of 30 days, provided that the foregoing shall not be taken into account so long as the aggregate principal amount of all such indebtedness (direct or under a guarantee) for borrowed money with respect to which the foregoing has occurred does not exceed U.S.$50,000,000 (or its equivalent in other currencies), then at any time thereafter and during continuance of such default, the registered holder of any Note (or its proxy) may deliver or cause to be delivered to Hydro-Québec at Direction-Financement structuré et documentation financière, 75 René-Lévesque Boulevard West, Sixth Floor, Montréal, Québec, Canada H2Z 1A4, a written notice that such registered holder elects to declare the principal amount of the Notes held by him (the serial number or numbers of the Global Notes that represent such Notes and the principal amount of the Notes owned by him and the subject of such declaration being set forth in such notice) to be due and payable and, in the cases falling within either (a) or (c) above, on the fifteenth day after delivery of such notice, or, in the cases falling within (b) above, on the thirtieth day after delivery of such notice, the principal of the Notes referred to in such notice plus accrued interest thereon shall become due and payable, unless prior to that time all such defaults theretofore existing shall have been cured.

Notices

All notices to the holders will be valid (i) in the case of Certificated Notes, if sent by first class mail (or equivalent) or, if posted to an overseas address, by airmail, or if delivered, to each holder (or the first named of joint holders) at each such holder’s address as it appears in the register held by the Fiscal Agent, (ii) in the case of Notes represented by a Global Note, if delivered to DTC for communication by it to the persons shown in its records as having interests therein and (iii) in either case, if and so long as the Notes are admitted to trading on, and listed on any stock exchange or are admitted to trading by another relevant authority, if in accordance with the rules and regulations of the relevant stock exchange or other relevant authority. Any such notice shall be deemed to have been given on the date of such delivery (or, if delivered more than once or on different dates, on the first date on which delivery is made) or, in the case of mailing, on the fourth weekday following such mailing.

Status of the Notes

The Notes will be the direct, unsecured and unconditional obligations of Hydro-Québec. The Notes will rank equally among themselves and with all other unsecured debt securities issued by Hydro-Québec and outstanding at the date of issue of the Notes or thereafter.

Guarantee

The Guarantor will irrevocably and unconditionally guarantee the payment of principal of and interest on the Notes, together with Additional Amounts, if any, upon default in payment by Hydro-Québec, as and when the same shall become due and payable, at maturity, upon call for redemption prior to maturity, or by acceleration or otherwise. The Guarantee will be endorsed on the certificates representing the Notes and will, when the Notes are completed, executed, authenticated and delivered against payment and the Guarantee is completed and executed, constitute a valid, binding and unconditional obligation of the Guarantor. Any funds required for the Guarantee shall be taken out of the Consolidated Revenue Fund of the Guarantor.

Further Issues

Hydro-Québec may from time to time without the consent of the holders of the Notes create and issue further notes ranking equally in all respects (or in all respects save for the first payment of interest on such further notes, and such further notes shall be consolidated and form a single series, with the outstanding Notes. Any further notes forming a single series with the outstanding Notes shall be issued with the benefit of, and subject to an agreement supplemental to, the Fiscal Agency Agreement.

Prescription

Under Québec law, an action to enforce a right to payment under the Notes may be prescribed if it is not exercised within three years of the date the payment is due.

Negative Pledge

The terms of the Notes will not contain a negative pledge provision.

Clearing and Settlement

Links have been established among the Clearing Systems to facilitate the initial issuance of the Notes and cross-market transfers of the Notes associated with secondary market trading. DTC will be linked indirectly to Clearstream, Luxembourg and Euroclear through the DTC accounts of their respective U.S. depositaries. At the time of the initial settlement, the Notes will be represented by one or more fully registered Global Notes without interest coupons which will not be exchangeable for fully registered physical certificates representing individual Notes. The Global Notes will be held by Deutsche Bank Trust Company Americas, as custodian for DTC, will be issued in registered form in the name of DTC’s nominee, Cede & Co., and beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

Clearing

Although the Clearing Systems have agreed to the procedures provided below in order to facilitate transfers of Notes among participants of the Clearing Systems, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither Hydro-Québec nor the Fiscal Agent will have any responsibility for the performance by the Clearing Systems or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC, Euroclear and Clearstream, Luxembourg have advised Hydro-Québec as follows:

DTC. DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants (“DTC Participants”) and to facilitate the clearance and settlement of securities transactions, like transfers and pledges, among DTC Participants in those securities through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of securities certificates. DTC’s Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other types of organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC agrees with and represents to the DTC Participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The rules applicable to DTC and the DTC Participants are on file with the SEC.

Euroclear and Clearstream, Luxembourg. Euroclear and Clearstream, Luxembourg each holds securities for its customers and facilitates the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. Euroclear and Clearstream, Luxembourg provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg also deal with domestic securities markets in several countries through established depository and custodial relationships. Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

Euroclear and Clearstream, Luxembourg customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Euroclear and Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

Distributions of principal and interest with respect to Notes held beneficially through Euroclear or Clearstream, Luxembourg will be credited to cash accounts of Euroclear or Clearstream, Luxembourg Participants, as the case may be, in accordance with their rules and procedures to the extent received by the U.S. Depositary for Euroclear or Clearstream, Luxembourg, as applicable.

Settlement

Customary settlement procedures will be followed for participants of each system at initial settlement. Settlement procedures applicable to the domestic United States dollar market will be followed for primary market purchasers which are participants in DTC, and the Notes will be credited to their securities accounts on the settlement date against payment in U.S. dollars in same-day funds. Settlement procedures applicable to conventional eurobonds in registered form will be followed for primary market purchasers which are Euroclear or Clearstream, Luxembourg Participants, and Notes will be credited to their securities accounts on the business day following the settlement date against payment for value on the settlement date.

Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream, Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to the U.S. Depositaries.

Because of time zone differences, credits of Notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Clearstream, Luxembourg Participants or Euroclear Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of Notes by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Additional information regarding DTC is set forth under “Description of the Securities — Book-Entry System” in the accompanying prospectus.

TAX MATTERS

This summary is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular holder and no representation with respect to the consequences to any particular holder is made. Therefore, you should consult your own tax advisors for advice regarding your individual circumstances.

Canadian Federal Income Taxation

In the respective opinions of Miller Thomson LLP, Canadian counsel to Hydro-Québec, and Norton Rose OR LLP, Canadian counsel to the underwriters, the following summary describes the federal income tax considerations generally applicable to a purchaser of the Notes pursuant to this offering who at all relevant times, for purposes of the Income Tax Act (Canada) (the “Act”), is not affiliated with Hydro-Québec and holds the Notes as capital property. Generally, the Notes will be considered capital property to a holder provided that the holder does not use or hold and is not deemed to use or hold the Notes in the course of carrying on a business and has not acquired them in a transaction or transactions considered to be an adventure in the nature of trade.

This summary is not applicable to: (a) a holder that is a “financial institution”, as defined in the Act for purposes of the mark-to-market rules; (b) a holder that is an “authorized foreign bank”, as defined in the Act; (c) a holder that is a “registered non-resident insurer”, as defined in the Act; (d) a holder, an interest in which would be a “tax shelter investment”, as defined in the Act; (e) a holder that is a corporation that has elected in the prescribed form and manner and has otherwise met the requirements to use functional currency tax reporting as set out in the Act; or (f) a holder that is a “specified financial institution” as defined in the Act. Any such holder to which this summary does not apply should consult its own tax advisors with respect to the tax consequences of acquiring, holding and disposing of the Notes.

This summary is based on the current provisions of the Act and the regulations thereunder, all specific proposals to amend the Act and the regulations announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and counsel’s understanding of the current published administrative practices and assessing policies of the Canada Revenue Agency. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign income tax considerations which may differ from the Canadian federal income tax considerations described herein.

Canadian Residents

The following discussion is applicable to a holder who, at all relevant times, for purposes of the Act and any applicable tax treaty or convention, is, or is deemed to be a resident of Canada (a “Resident Holder”). Certain Resident Holders whose Notes might not otherwise qualify as capital property may make an irrevocable election in accordance with subsection 39(4) of the Act to have the Notes and every “Canadian security” (as defined in the Act) owned by such Resident Holder in the taxation year of election and all subsequent taxation years deemed to be capital property.

Interest Payments. A Resident Holder that is a corporation, partnership, unit trust or trust of which a corporation or partnership is a beneficiary will be required to include in computing its income for a taxation year all interest that accrues or is deemed to accrue to it on a Note to the end of the year or became receivable or was received by it before the end of the year, to the extent that it was not included in computing its income for a preceding year.

A Resident Holder (other than a holder referred to in the previous paragraph) will be required to include in computing its income for a taxation year all interest on a Note that is received or receivable by such Resident Holder in a year (depending upon the method regularly followed by the holder in computing profit) to the extent that such interest was not included in computing its income for a preceding year.

Where a Resident Holder is required to include in computing income interest on a Note that accrued in respect of the period prior to its date of acquisition by such Resident Holder, the Resident Holder will be entitled to a deduction in computing income of an equivalent amount. The adjusted cost base of the Resident Holder in respect of the Note will be reduced by the amount which is so deductible.

Any premium paid by Hydro-Québec to a Resident Holder because of the redemption or purchase by it of a Note before the maturity thereof will generally be deemed to be interest received at that time by the Resident Holder to the extent that such premium can reasonably be considered to relate to, and does not exceed the value at the time of redemption or purchase of, the interest that would have been paid or payable by Hydro-Québec on the Notes for a taxation year ending after the redemption or purchase.

Dispositions. On a disposition or deemed disposition of a Note, including a redemption or purchase by Hydro-Québec or a repayment by Hydro-Québec upon maturity, a Resident Holder will generally be required to include in computing its income for the taxation year in which the disposition occurred all interest on the Note that has accrued or is deemed to have accrued to such Resident Holder from the last interest payment date to the extent that such interest has not otherwise been included in its income for the year or a preceding year.

In general, a disposition or deemed disposition of a Note will give rise to a capital gain (capital loss) equal to the amount by which the proceeds of disposition net of accrued interest and any costs of disposition exceed (are exceeded by) the adjusted cost base of the Note to the Resident Holder. The amount of any capital loss otherwise determined may be limited in certain circumstances. Generally, one-half of a capital gain must be included in income as a taxable capital gain and one-half of a capital loss is an allowable capital loss. An allowable capital loss for a year normally may be deducted by the Resident Holder in computing income to the extent of any taxable capital gains for the year. Any allowable capital loss not deductible in the year may be deducted against taxable capital gains in computing taxable income for any of the three preceding years or any subsequent year in accordance with the rules contained in the Act. Capital gains realized by an individual will be relevant in computing possible liability under the alternative minimum tax.

Additional Refundable Tax. A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Act) may be liable to pay an additional refundable tax of 6  2/3% on certain investment income, including interest and taxable capital gains earned or realized in respect of the Notes.

Foreign Exchange. The Notes are denominated in U.S. dollars. All amounts relating to the acquisition, holding or disposition of Notes must be converted into Canadian dollars for the purposes of the Act and the regulations thereunder. A Resident Holder of Notes may realize a capital gain or loss by virtue of fluctuations in the Canadian dollar/U.S. dollar exchange rate. In addition, the Canadian dollar amount of accrued interest included in the Resident Holder’s income will be affected by fluctuations in Canadian dollar/U.S. dollar exchange rates.

Eligibility for Investment. The Notes are qualified investments for trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), registered education savings plans, registered disability savings plans, tax-free savings accounts (“TFSAs”) and deferred profit sharing plans (except for deferred profit sharing plans of Hydro-Québec or of an employer not dealing at arm’s length with Hydro-Québec).

Notwithstanding the foregoing, if Notes are “prohibited investments” for a trust governed by a RRSP, RRIF or TFSA, the annuitant or holder of such RRSP, RRIF or TFSA may be subject to a penalty tax under the Act. Notes will not be a “prohibited investment” for a particular trust governed by a RRSP, RRIF or TFSA provided the annuitant or holder deals at arm’s length with Hydro-Québec for purposes of the Act and does not have a “significant interest” (as defined in the Act) in Hydro-Québec or any person or partnership with which Hydro-Québec does not deal at arm’s length for purposes of the Act. Annuitants or holders of RRSP, RRIF or TFSA should consult their own tax advisors to ensure the Notes would not be a prohibited investment in their particular circumstances.

Non-Residents

The following comments are generally applicable to a holder who, at all relevant times, for purposes of the Act and any applicable tax treaty or convention, is not, and is not deemed to be, a resident of Canada (and has never been, or been deemed to be, a resident of Canada) and does not use or hold the Notes in the course of carrying on a business in Canada (a “Non-Resident Holder”).

Principal and Interest. The payment by Hydro-Québec of interest (including any amounts deemed to be interest) and principal on the Notes and of any premium as a result of the redemption or purchase by it of a Note before the maturity thereof to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax. No other taxes on income (including taxable capital gains) will be payable by a Non-Resident Holder under the Act in respect of the receipt of interest or principal on the Notes or any amount received in respect of the acquisition, holding, disposition, redemption or deemed disposition of the Notes, including the receipt of any premium as a result of the redemption or purchase by Hydro-Québec of a Note before the maturity thereof.

United States Taxation

The following discussion summarizes the material United States federal income tax consequences of the ownership of Notes and is the opinion of Sullivan & Cromwell LLP, special tax counsel to Hydro-Québec. It deals only with Notes held as capital assets by United States Holders, as defined below, who purchase the Notes in the offering at the offering price. It does not address special classes of holders including: dealers in securities or currencies, traders in securities that elect to mark to market their securities holdings, banks, tax-exempt organizations, life insurance companies, persons that hold Notes that are a hedge, or are hedged against, currency or interest rate risks or that are part of a straddle or conversion transaction for tax purposes, or persons whose functional currency is not the U.S. dollar.

If you purchase the Notes at a price other than the offering price, amortizable bond premium or market discount rules may also apply. You should consult your tax advisor regarding this possibility. This discussion is based on the tax laws of the United States (including the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder, and administrative and judicial interpretations thereof) as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You are a United States Holder if you are a beneficial owner of a Note and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. If you are a partner in a partnership holding the Notes, you should consult your tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Before purchasing these Notes, please consult your own tax advisor concerning the consequences of owning these Notes in your particular circumstances under the code and the laws of any other taxing jurisdiction.

Payments of Interest

Interest on your Note is ordinary income that you will recognize when you receive the interest or when the interest accrues, depending on your method of accounting for tax purposes. Interest paid by Hydro-Québec on the Notes is income from sources outside the United States, subject to the rules regarding the foreign tax credit allowable to a United States Holder. Under the foreign tax credit rules, interest paid to you will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit.

Purchase, Sale, Retirement and Other Disposition of the Notes

Your tax basis in your Note generally will be its cost. If you sell or exchange your Note (or it is redeemed by Hydro-Québec), you will generally recognize capital gain or loss equal to the difference between the amount realized (not including any amounts attributable to accrued and unpaid interest) and your tax basis in the Note. Capital gain of a non-corporate United States Holder is generally taxed at preferential rates if the holder has a holding period of greater than one year.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States person’s “net investment income” for the relevant taxable year and (2) the excess of the United States person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of the Note, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Note.

Information with Respect to Foreign Financial Assets

Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties and (iii) interests in foreign entities. United States Holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Note.

Backup Withholding and Information Reporting

Payments of Principal and Interest

If you are a non-corporate United States Holder, information reporting requirements (on Internal Revenue Service Form 1099) generally will apply to payments of principal and interest on a Note within the United States (including payments made by wire transfer from outside the United States to an account you maintain in the United States).

Additionally, “backup withholding” will apply to such payments if you are a non-corporate United States Holder that (i) fails to provide an accurate taxpayer identification number, (ii) is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or (iii) in certain circumstances, fails to comply with applicable certification requirements.

Proceeds from the Sale of a Note

Payment of the proceeds from the sale of a Note to or through the United States office of a broker may be subject to information reporting and backup withholding. Payment of the proceeds from the sale of a Note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. Information reporting and backup withholding may apply to such payments, however, if the broker is: a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or a foreign partnership, if at any time during its tax year (i) one or more of its partners are U.S. persons (as defined in U.S. Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or, (ii) such foreign partnership is engaged in a United States trade or business.

European Union Savings Tax Directive

Under EC Directive 2003/48/EC on the taxation of savings income (the “Savings Tax Directive”), a Member State is required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to, or collected by such a person for, an individual resident in that Member State or to certain limited types of entities established in that other Member State. However, for a transitional period, Austria and Luxembourg are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

The European Commission has proposed certain amendments to the Savings Tax Directive, which may, if implemented, amend and broaden the scope of the requirements described above. Any changes could apply to Notes that have already been issued at the date of the amendment of the Savings Tax Directive.

UNDERWRITING

Subject to the terms and conditions set forth in the Terms Agreement, dated as of             , which incorporates by reference all of the provisions of the Underwriting Agreement Standard Provisions for Hydro-Québec’s Debt Securities Guaranteed Unconditionally as to Principal, Premium and Interest by Québec, dated             , we have agreed to sell to the underwriters named below, for whom Merrill Lynch, Pierce Fenner & Smith Incorporated, HSBC Securities (USA) Inc., National Bank Financial Inc. and RBC Capital Markets, LLC are acting as representative, the respective principal amounts of Notes set forth below.

Underwriter	Principal Amount
Merrill Lynch, Pierce Fenner & Smith Incorporated
HSBC Securities (USA) Inc.
National Bank Financial Inc.
RBC Capital Markets, LLC

Total

The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased. The underwriting agreement provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of Notes may be terminated. We have undertaken to the underwriters in the underwriting agreement to use our best efforts to have the Notes admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange’s regulated market as soon as possible after the closing of the issue. We cannot guarantee that these applications will be approved and settlement of the Notes is not conditional on obtaining the listing.

We estimate that our out-of-pocket expenses for this offering will be approximately U.S.$            , excluding a partial reimbursement of the underwriters’ expenses estimated at U.S.$            . Save for the underwriting discount, so far as we are aware, no person involved in the issue of the Notes has a material interest in the offer.

The underwriters propose to offer the Notes initially at the public offering price on the cover page of this prospectus supplement, and to selling group members at that price less a concession not in excess of         % of the principal amount per Note. After the Notes are released for sale to the public, the offering price terms may be changed.

The underwriters agree to purchase the Notes pursuant to the provisions of an underwriting agreement. There is no application period. Prospective investors may subscribe for Notes in accordance with the arrangements existing between the underwriters and their customers relating to the subscription of global notes generally.

There is no set timetable for the offering. Generally, sales representing the entire aggregate principal amount of the offering are confirmed by the underwriters shortly after the initial pricing terms are settled.

Investors commit to purchasing the Notes when sales are confirmed by the underwriters. No investor in the Notes is required to pay in advance of delivery an amount that may be in excess of the total price for the securities purchased.

The underwriters will allot Notes to prospective investors and notification of the allotment will be made in accordance with the arrangements existing between the underwriters and their customers relating to the allotment of global notes generally. The Notes are generally freed to trade shortly after the initial pricing terms are settled and notification of allotment is made.

The Notes are a new issue with no established trading market. None of us, the Guarantor nor the underwriters can give any assurances that a trading market for the Notes will develop, or that the liquidity of any such trading market (if one does develop) will be favorable.

We have been advised that one or more of the underwriters intend to make a market in the Notes, but are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, the Notes.

Purchasers may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth above.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in respect thereof.

In connection with the issue of the Notes, the underwriters (or the person or persons acting on their behalf) may over-allot or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the underwriters (or the person or persons acting on their behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Notes and 60 days after the date of the allotment of the Notes. Any stabilization or over-allotment must be conducted by the underwriters (or the person or persons acting on their behalf) in accordance with all applicable laws and rules.

In the ordinary course of their respective businesses, certain of the underwriters and their respective affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with Hydro-Québec and the Guarantor. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such short positions could adversely affect future trading prices of the Notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We expect that delivery of the Notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the 5th business day following the date hereof (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, U.S. purchasers who wish to trade the Notes on the date hereof or the next business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any trade to prevent a failed settlement. Purchasers of the Notes in other countries who wish to trade the Notes on the date hereof or on the next business day should consult their own advisor.

Selling Restrictions

General

Each of the underwriters has agreed that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this prospectus supplement or prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that, to the best knowledge and belief of such underwriter, will result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on Hydro-Québec or the Guarantor except as set forth in the underwriting agreement.

European Union Public Offering Selling Restrictions Under the Prospectus Directive

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the underwriters has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Notes, which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus as completed by the Terms Agreement, to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Notes to the public at any time in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of RBC Capital Markets, LLC for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Notes shall require Hydro-Québec or the Guarantor or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this section, the expression “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measures in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each of the underwriters has severally represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue and sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to Hydro-Québec or the Guarantor; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Italy

The offering of any Notes has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, the Notes may not be offered, sold or delivered in the Republic of Italy (“Italy”) in a solicitation to the public, and sales of the Notes in Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations.

Each of the underwriters has severally represented and agreed that it will not offer, sell, deliver or distribute copies of this prospectus supplement, the accompanying prospectus or any other document relating to the Notes in Italy except:

(a)	to Qualified Investors (investitori qualificati), as defined pursuant to Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (“Decree No. 58”) and as defined under Article 34-ter, first paragraph, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“CONSOB Regulation No. 11971”); or

(b)	in any other circumstances where an express exemption from compliance with the public offering restrictions applies, as provided under Article 100 of Decree No. 58 or CONSOB Regulation No. 11971.

Any offer, sale or delivery of any Notes or distribution of copies of this prospectus supplement, the accompanying prospectus or any other document relating to the Notes in Italy must be:

(i)	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of September 1, 1993 (the “Banking Act”), Decree No. 58 and CONSOB Regulation No. 16190 of 29 October 2007 (in each case, as amended) and any other applicable laws and regulations;

(ii)	in compliance with Article 129 of the Banking Act, as amended, and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the Bank of Italy may request information on the issue or the offer of securities in Italy; and

(iii)	in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Please note that in accordance with Article 100-bis of the Consolidated Financial Services Act, where no exemption from the rules on public offerings applies under (a) and (b) above, the subsequent distribution of the Notes on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under the Consolidated Financial Services Act and CONSOB Regulation No. 11971. Failure to comply with such rules may result in the sale of such Notes being declared null and void and in the liability of the intermediary transferring the financial instruments for any damages suffered by the investors.

France

Each of the underwriters has severally represented and agreed that the Notes may not be offered or sold, directly or indirectly, to the public in France, and this prospectus supplement, the accompanying prospectus or any other offering material relating to the Notes may not be distributed or caused to be distributed to the public in France, except to (i) providers of investment services relating to portfolio management for the account of third parties, and/or (ii) qualified investors (investisseurs qualifiés) other than individuals, all defined in, and in accordance with, articles L.411-1, L.411-2 and D.411-1 to D411-3 of the French Code monétaire et financier.

Japan

The Notes have not been, and will not be, registered under the Financial Instruments and Exchange Act of Japan (Law No.25 of 1948, as amended (the “FIEA”)). Each of the underwriters has represented and agreed that it has not offered or sold and will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Control Law (Law No. 228 of 1949, as amended)), or to others for reoffering or resale, directly or indirectly, in Japan to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.

Canada

Description of Rights of Action for Purchasers in Nova Scotia

Pursuant to section 138 of the Securities Act (Nova Scotia) (the “Nova Scotia Act”), in the event that an offering memorandum, together with any amendment thereto, or any advertising or sales literature, (as such terms are defined in the Nova Scotia Act for the purpose of the rights of action that are described hereafter), is delivered to a Nova Scotia purchaser and contains a misrepresentation, the purchaser will be deemed to have relied upon such misrepresentation, if it was a misrepresentation at the time of purchase and has, subject to certain limitations and defences, a statutory right of action for damages against the seller and every director of the seller at the date of the offering memorandum or, alternatively, a right of rescission against the seller (in which case the purchaser shall have no right of action for damages) against the seller and the directors of the seller at the date of the offering memorandum, provided that, among other limitations:

(a)	no person or company will be liable if it proves that the purchaser purchased the securities with knowledge of the misrepresentation;

(b)	in the case of an action for damages, no person or company will be liable for all or any portion of the damages that it proves do not represent the depreciation in value of the securities as a result of the misrepresentation relied upon;

(c)	in no case will the amount recoverable exceed the price at which the securities were offered.

In addition, no person or company (other than a seller if the seller is also the issuer) will be liable if such person or company proves that: (i) the offering memorandum or the amendment to the offering memorandum was sent or delivered to the purchaser without the person’s or company’s knowledge or consent and that, on becoming aware of its delivery, the person or company gave reasonable general notice that it was delivered without the person’s or company’s knowledge or consent, (ii) after delivery of the offering memorandum or the amendment to the offering memorandum and before the purchase of the securities by the purchaser, on becoming aware of any misrepresentation in the offering memorandum, or amendment to the offering memorandum, the person or company withdrew the person’s or company’s consent to the offering memorandum, or amendment to the offering memorandum, and gave reasonable general notice of the withdrawal and the reason for it, or (iii) with respect to any part of the offering memorandum or amendment to the offering memorandum purporting (A) to be made on the authority of an expert, or (B) to be a copy of, or an extract from, a report, an opinion or a statement of an expert, the person or company had no reasonable grounds to believe and did not believe that (1) there had been a misrepresentation, or (2) the relevant part of the offering memorandum or amendment to the offering memorandum did not fairly represent the report, opinion or statement of the expert, or was not a fair copy of, or an extract from, the report, opinion or statement or the expert.

Furthermore, no person or company (other than the seller if the seller is also the issuer) will be liable under section 138 of the Securities Act (Nova Scotia) with respect to any part of the offering memorandum or amendment to the offering memorandum not purporting (i) to be made on the authority of an expert, or (ii) to be a copy of, or an extract from, a report, opinion or statement of an expert, unless the person or company (A) failed to conduct a reasonable investigation to provide reasonable grounds for a belief that there had been no misrepresentation, or (B) believed that there had been a misrepresentation. If a misrepresentation is contained in a record incorporated by reference in, or deemed incorporated into, the offering memorandum or amendment to the offering memorandum, the misrepresentation is deemed to be contained in the offering memorandum or amendment to the offering memorandum.

Pursuant to subsection 146(1) of the Nova Scotia Act, unless otherwise provided in the Nova Scotia Act, no action shall be commenced to enforce a right created more than (a) in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action; or (b) in the case of any action, other than an action for rescission, the earlier of, (i) 180 days after the plaintiff first had knowledge of the facts giving rise to the cause of action, or (ii) three years after the date of the transaction that gave rise to the cause of action. Notwithstanding subsection 146(1) of the Nova Scotia Act, no action shall be commenced to enforce the right created under section 138 of the Nova Scotia Act more than 120 days after the date on which payment was made for the securities or after the date on which the initial payment for the securities was made where payments subsequent to the initial payment are made pursuant to a contractual commitment assumed prior to, or concurrently with, the initial payment.

EXPERTS

The consolidated financial statements of Hydro-Québec as at and for the year ended December 31, 2010, have been incorporated by reference herein from our Annual Report on Form 18-K for the year ended December 31, 2010 in reliance upon the report of KPMG LLP, Ernst & Young LLP, and Auditor General of Québec, independent auditors, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

The consolidated financial statements of Hydro-Québec as at December 31, 2009, and for each of the years in the two-year period ended December 31, 2009, have been incorporated by reference herein from our Annual Report on Form 18-K for the year ended December 31, 2010 in reliance upon the report of KPMG LLP and Ernst & Young LLP, independent auditors, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

VALIDITY OF THE NOTES AND THE GUARANTEE

The validity of the Notes and the Guarantee will be passed upon for Hydro-Québec and the Guarantor by Miller Thomson LLP, and for the underwriters by Norton Rose OR LLP. Certain matters of United States law are being passed upon by Sullivan & Cromwell LLP. Sullivan & Cromwell LLP will rely as to all matters of Canadian and Québec law on the opinions of Norton Rose OR LLP and Miller Thomson LLP. Norton Rose OR LLP and Miller Thomson LLP will rely as to all matters of New York law on the opinion of Sullivan & Cromwell LLP. Miller Thomson LLP, Norton Rose OR LLP and Sullivan & Cromwell LLP have, from time to time, rendered legal services to Hydro-Québec and the Guarantor not connected with the offering of the Notes.

OFFICIAL STATEMENTS

The information set forth or incorporated by reference herein, except the information appearing under “Underwriting” in this prospectus supplement and under “Plan of Distribution” in the accompanying prospectus, was supplied by our representatives and by those of the Ministère des Finances du Québec, in their respective official capacities, duly authorized therefor.

GENERAL INFORMATION

Listing of the Notes

We have undertaken to the underwriters to use our best efforts to have the Notes admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange’s regulated market as soon as possible after the closing of the issue and thereafter to maintain such listing until no such Notes are outstanding.

Notwithstanding the foregoing, if we, in our reasonable opinion, determine that it is impracticable or unduly burdensome to maintain the continued listing of the Notes on the London Stock Exchange, we may terminate the listing of such Notes provided we use our best endeavours to seek an alternative admission to listing, trading and/or quotation of such Notes by another listing authority, securities exchange and/or system (including a market which is not a regulated market for the purposes of the Markets in Financial Instruments Directive (2004/39/EC) or a market which is outside the EEA) as agreed with the underwriters.

Authorizations

The issue and terms of the Notes have been authorized by Hydro-Québec by By-Law No. 739 adopted by Hydro-Québec’s Board of Directors, and, together with the Guarantee of the Guarantor, have been authorized by Order in Council No. 1150-2010 adopted by the Gouvernement du Québec, pursuant to the Financial Administration Act (Québec).

France

This prospectus supplement and the accompanying prospectus prepared in connection with the Notes have not been submitted to the clearance procedures of the Autorité des marchés financiers.

Legal and Arbitration Proceedings

Save as disclosed in this prospectus supplement and in the accompanying prospectus, including the documents incorporated by reference herein and therein (see “Corporate Outlook – Litigation” on page 26 of Exhibit 1 to Form 18-K filed by Hydro-Québec on April 14, 2011, referenced in “Documents Incorporated by Reference” on page S-6 of this prospectus supplement), Hydro-Québec is not involved in any governmental, legal or arbitration proceedings which may have or have had during the past 12 months a significant effect on Hydro-Québec’s financial position, nor is Hydro-Québec aware of any such proceedings pending or threatened.

Save as disclosed in this prospectus supplement and in the accompanying prospectus, including the documents incorporated by reference herein and therein (see “Native Peoples” on pages 8 through 11, “Softwood Lumber Dispute” on pages 21 and 22, “Taxes” starting from page 33, “Government Employees and Collective Unions” starting from page 36, “Retirement Plans” on pages 38 and 39, and “Government Enterprises and Agencies” on page 40, each of Exhibit 99.1 to Form 18-K filed by the Guarantor on June 8, 2011, referenced in “Documents Incorporated by Reference” on page S-6 of this prospectus supplement), Québec is not involved in any governmental, legal or arbitration proceedings which may have or have had during the past 12 months a significant effect on the Guarantor’s financial position, nor is the Guarantor aware of any such proceedings pending or threatened.

No Material Adverse Change

Save as disclosed in this prospectus supplement and the accompanying prospectus (including the documents incorporated by reference herein and therein), there has been no material adverse change in the financial position or the prospects of Hydro-Québec since December 31, 2010 and the Guarantor since March 31, 2011.

Clearance

The Notes have been accepted for clearance through DTC, Euroclear and Clearstream, Luxembourg (Common Code             , ISIN Code              and CUSIP             ). The address of DTC is 55 Water Street, New York, New York, 10041-0099, United States of America, the address of Euroclear is 1 Boulevard du Roi Albert II, B.1210, Brussels, Belgium and the address of Clearstream, Luxembourg is 42 Avenue J.F. Kennedy, L-1855 Luxembourg.

Enforcing a foreign judgment in Québec

In enforcing a foreign judgment in foreign currency, a Québec court will convert into Canadian currency at the rate of exchange prevailing on the date the foreign judgment became enforceable at the place where it was rendered. There is no currency indemnity in the terms and conditions of the Notes to make an investor whole for any difference in the exchange rate between the date the foreign judgment became enforceable where it was made and the date of its enforcement by a Québec court.

PROSPECTUS

US$2,000,000,000

Debt Securities

Warrants

Guaranteed unconditionally as to principal,

premium, if any, and interest by

Québec

(Canada)

This prospectus contains summaries of the general terms of these debt securities and warrants. We will provide specific terms of these debt securities and, as the case may be, warrants in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to make offers or sales of debt securities or warrants unless accompanied by a supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 2, 2004.

Please note that in this prospectus, references to “we,” “our” and “us” refer to Hydro-Québec.

Where You Can Find More Information

We and Québec file annual reports, amendments to annual reports and other information with the SEC. These reports include financial information about us and Québec and may be accompanied with exhibits.

You may read and copy any document we or Québec file with the SEC at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement and the exhibits and schedules to the registration statement are also available from the Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR, through the SEC’s website at http://www.sec.gov.

You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address or, without charge, from us or the other sources listed below.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 18-K for the year ended December 31, 2002, and all amendments to that annual report filed prior to the date of this prospectus; and

•	Québec’s Annual Report on Form 18-K for the year ended March 31, 2003, and all amendments to that annual report filed prior to the date of this prospectus.

We also incorporate by reference all our future annual reports and those of Québec, and all amendments to annual reports, and any other information we or Québec file with the SEC pursuant to Sections 13(a) and 13(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the Securities (as defined below). Each time we or Québec file a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of the annual reports, amendments to annual reports and other information mentioned above by writing to the following addresses or by calling the following phone numbers:

•	Hydro-Québec
Documentation,
Corporate Treasury
75 René-Lévesque Boulevard West
Sixth Floor
Montréal, Québec
Canada H2Z 1A4
Telephone: (514) 289-2519; or

•	Ministère des Finances
Direction de l’émission des emprunts
12 rue Saint-Louis
Québec, Québec
Canada G1R 5L3
Telephone: (418) 643-8141.

You should rely only on the information incorporated by reference or contained in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these Securities in any state where the offer is not permitted by the law. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Forward-Looking Statements

This prospectus contains forward-looking statements. Statements that are not historical facts, including statements about our or Québec’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, which may change, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and neither we nor Québec undertakes any obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. We and Québec caution you that actual results may differ materially from those contained in any forward-looking statements.

Hydro-Québec

The information set forth below is not complete and is qualified by the more detailed information contained in our Annual Report on Form 18-K for the fiscal year ended December 31, 2002, and the other documents incorporated by reference in the prospectus.

We operate one of the two largest systems in Canada for the generation and distribution of electric power. We supply virtually all electric power distributed in Québec. Our head office is located at 75 René-Lévesque Boulevard West, Montréal, Québec, Canada H2Z lA4. Our website is http://www.hydroquebec.com. The information in the website is not part of this prospectus and is not incorporated by reference.

We were created in 1944 by the Hydro-Québec Act of the Parliament of Québec and are an agent of Québec. All our capital stock is held by the Minister of Finance on behalf of the Government of Québec. Under the Hydro-Québec Act, our objectives are to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. The Hydro-Québec Act provides that we shall estimate the energy needs of Québec and the means of meeting them within the scope of the Government of Québec’s energy policies. Under the Hydro-Québec Act, the Government of Québec is entitled to declare dividends from us when certain financial criteria are met.

Québec

The information set forth below is not complete and is qualified by the more detailed information contained in Québec’s Annual Report on Form 18-K for the fiscal year ended March 31, 2003, and the other documents incorporated by reference in the prospectus.

Québec is the largest by area of the ten provinces in Canada (1,541,000 square kilometers or 594,860 square miles, representing 15.4% of the geographical area of Canada) and the second largest by population (7.5 million people, representing 23.7% of the population of Canada, as of April 2003).

Québec has a modern, developed economy, in which the service sector contributed 70.8%, the manufacturing industry 21.7%, the construction industry 5.0% and the primary sector 2.5% of real GDP at basic prices in 2002. The leading manufacturing industries in Québec are transportation equipment (including aircraft and motor vehicles and associated parts), food products, primary metals (including aluminum smelting and copper refining industries), paper products, chemical products (notably pharmaceuticals) and wood products. Québec also has significant hydroelectric resources, generating approximately one-third of the electricity produced in Canada.

Montréal and Ville de Québec, the capital of Québec, are the centers of economic activity. Montréal is one of the main industrial, commercial and financial centers of North America and is Canada’s second largest urban area as measured by population. The Port of Montréal, situated on the St. Lawrence River, is Canada’s largest port and provides access to both the Atlantic Ocean and the inland navigation system of the Great Lakes.

French is the official language of Québec and is spoken by approximately 94% of its population.

Description of the Securities

We may at various times offer Debt Securities and, jointly or separately, Warrants to purchase Debt Securities (collectively, the “Securities”) in distinct series. This section summarizes the material terms of the Securities which are common to all series. It does not, however, describe every aspect of the Securities. If the terms described in this section or in the prospectus supplement differ from the terms described in the Securities (the forms of which will be filed with the SEC), you should rely on the terms described in the Securities. The Debt Securities will be issued subject to a fiscal agency agreement with Deutsche Bank Trust Company Americas acting as fiscal agent, principal paying agent, transfer agent and registrar, unless another fiscal agent is appointed pursuant to any prospectus supplement.

Debt Securities

The Debt Securities, when issued, will be our direct and unconditional general obligations. The Debt Securities will rank equally among themselves and with all other debt securities issued by us and outstanding at the date of the issue of the Debt Securities or thereafter. They will be payable as to principal, premium, if any, and any interest in lawful money of the United States of America or in any other currency or currencies specified in the prospectus supplement. The Debt Securities will be payable in The City of New York at the offices of the fiscal agent, or in any other place specified in the prospectus supplement.

Information Specified in the Prospectus Supplement

The prospectus supplement will specify the following terms:

•	the terms of the Debt Securities, including, where applicable:

–	designation;

–	aggregate principal amount;

–	public offering price;

–	maturity;

–	rate or rates of any interest;

–	any interest payment dates;

–	currency or currencies of denomination and payment;

–	any index, price or formula to be used for determining the amount of any payment of principal, premium, if any, or interest;

–	denominations;

–	any terms relating to the holding and transfer of Debt Securities; and

–	any terms for redemption, exchange, or repurchase;

•	the names of and principal amounts to be purchased by any underwriters;

•	the purchase price;

•	any underwriting discounts and commissions; and

•	any other terms of the plan of distribution.

Repurchases and Resales of Debt Securities

We may, at any time, purchase the Debt Securities at any price or prices in the open market or otherwise. We may hold or resell the Debt Securities that we so purchase or, at our discretion, surrender them to the fiscal agent for cancellation.

Form, Exchange and Transfer

Unless otherwise indicated in the prospectus supplement, the Debt Securities will be in fully registered form only in specified denominations.

You may exchange your Debt Securities for other authorized denominations of the same series of equal aggregate principal amount. You may transfer and exchange your Debt Securities, free of charge, subject to any restrictions set forth in the prospectus supplement. Unless otherwise specified in the prospectus supplement, the fiscal agent will keep a register for the registration and transfer of Debt Securities.

Redemption

If the prospectus supplement so indicates, the Debt Securities may be redeemable prior to maturity.

Original Issue Discount Securities

Debt Securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. We will describe in any prospectus supplement relating to original issue discount securities any special U.S. Federal income tax and other considerations applicable to those Debt Securities.

Governing Law

Unless otherwise indicated in the prospectus supplement, the Debt Securities and the guarantee of Québec endorsed thereon will be governed by the laws of Québec and the laws of Canada applicable therein.

Place of Delivery

Unless otherwise indicated in the prospectus supplement, the Debt Securities will be delivered in The City of New York.

Modifications

Unless otherwise indicated in the prospectus supplement, the fiscal agency agreement and the Debt Securities may be amended by us, Québec and the fiscal agent without notice to or the consent of the holder of any Debt Security if the amendment:

•	cures an ambiguity;

•	cures, corrects or supplements any defective provisions contained in the fiscal agency agreement or in the Debt Securities; or

•

is considered by us, Québec and the fiscal agent, acting on the advice of independent counsel, to be necessary or desirable and not inconsistent with the fiscal agency agreement or the Debt Securities and will not, in the reasonable opinion of us, Québec and the fiscal agent, adversely affect the interests of the holders of Debt Securities.

Unless otherwise indicated in the prospectus supplement, the fiscal agency agreement will contain provisions for convening meetings of holders of Debt Securities to modify or amend by extraordinary resolution (as defined in the fiscal agency agreement) the fiscal agency agreement or the Debt Securities (except as provided in the immediately preceding sentence). An extraordinary resolution passed at that meeting will be binding on all holders of Debt Securities. However, no modification may effect the following changes to the Debt Securities unless each holder of those Debt Securities agrees to that modification:

•	change the stated maturity or interest payment date of that Debt Security;

•	reduce the principal amount of or the rate of interest on that Debt Security;

•	change the currency of payment of that Debt Security;

•	impair the right to institute suit for the enforcement of any payment on that Debt Security or the related guarantee;

•	reduce the percentage of holders of Debt Securities necessary to modify or amend the fiscal agency agreement or the terms and conditions of that Debt Security;

•	reduce the percentage of votes required for the taking of action or the quorum required at any meeting of holders of Debt Securities; or

•	reduce the percentage of outstanding Debt Securities necessary to waive any future compliance or past default.

Book-Entry System

The Debt Securities you purchase will be issued in the form of one or more fully registered global notes (each, a “Global Note”). Global Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”) or any other depositary or depositaries identified in the prospectus supplement. These depositaries may include The Canadian Depository for Securities Limited, the Euroclear System or Clearstream Banking, société anonyme. A Global Note will be registered in the name of the relevant depositary or its nominee.

Except as described below, a Global Note may be transferred, in whole or in part, only to the relevant depositary or its nominee.

Upon the issuance of a Global Note, we expect that the relevant depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by that Global Note to the accounts of institutions that have accounts with the depositary (“Participants”). The accounts to be credited will be designated by the underwriters, dealers or agents, or by us, in the case of Debt Securities that we sell directly. Ownership of beneficial interests in that Global Note will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in that Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the relevant depositary (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons other than Participants). Owners of beneficial interests in a Global Note may incur fees for the maintenance and operation of the book-entry system where that Global Note is held with the depositary. The laws of some states require that some purchasers of securities take physical delivery of those securities in definitive form. Those laws may impair the ability to transfer beneficial interests in a Global Note.

Any payment of principal, premium or interest due on the Debt Securities on any interest payment date or at maturity will be made available by us to the fiscal agent, or any other paying agent identified in the prospectus supplement, on that date. The fiscal agent will make those payments to the relevant depositary in accordance with existing arrangements between the fiscal agent and that depositary. We expect that the depositary, upon receipt of any payment of principal, premium or interest, will credit Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the depositary. We also expect that payments by Participants to owners of beneficial interests in the Global Note held through those Participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of those Participants. Neither we nor the fiscal agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

So long as a depositary (or its nominee) is the registered owner of a Global Note, that depositary (or nominee) will be considered the sole owner and holder of the Debt Securities represented by that Global Note for all purposes of the Debt Securities. Except as provided below, or as may be specified in the prospectus supplement, owners of beneficial interests in a Global Note will not be entitled to have the Debt Securities represented by that Global Note registered in their names, will not be entitled to receive physical delivery of certificated Debt Securities in definitive form (each, a “Certificated Note”) upon exchange or otherwise and will not be considered the owners or holders of any Debt Securities represented by a Global Note. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the relevant depositary and, if that person is not a Participant, on the procedures of the Participant through which that person holds its interest, to exercise any rights of a holder of Debt Securities. We understand that, under existing industry practice, if an owner of a beneficial interest in a Global Note desires to take any action the relevant depositary (or nominee) as the holder of that Global Note is entitled to take, the depositary would authorize the Participants to take that action, and the Participants would authorize beneficial owners owning through those Participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Except as otherwise set forth in the prospectus supplement, a Global Note may not be transferred except as a whole by the relevant depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or any other nominee of the depositary, or by the depositary or the nominee to another depositary or its nominee or to a successor of the depositary or a nominee of the successor. Debt Securities represented by a Global Note are exchangeable for Certificated Notes of like tenor and of an equal aggregate principal amount in denominations as specified in the relevant prospectus supplement only if:

•	the relevant depositary i) notifies us that it is unwilling or unable to continue as depositary for the Global Note, or ii) ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be so registered, and we do not appoint a successor depositary within 90 days after receiving that notice or becoming aware that the depositary is no longer so registered;

•	we, in our discretion at any time, notify the fiscal agent that all the Global Notes representing Debt Securities are to be exchanged for Certificated Notes;

•	upon request by the relevant depositary, acting on direct or indirect instructions of one or more holders of a Global Note or any beneficial owner of an interest in a Global Note, after an event of default entitling the holders of a Global Note to accelerate the maturity of the related Debt Securities has occurred and is continuing, provided that if the relevant depositary is unwilling or does not promptly make that request, then any beneficial owner of an interest in the Global Note will be entitled to make the request; or

•	in other events as may be specified in the prospectus supplement.

Any Debt Security that is exchangeable pursuant to the preceding sentence is to be exchanged for Certificated Notes registered in the names that the relevant depositary shall direct. Certificated Notes may be presented for registration of transfer or exchange at the office of the fiscal agent in The City of New York or any other place specified in the prospectus supplement, and principal, premium, if any, and interest will be payable at that office of the fiscal agent, provided that interest may be paid by check mailed to the registered holders of the Debt Securities to their addresses appearing in the security register.

We expressly acknowledge that if a Certificated Note is not promptly issued to an owner of a beneficial interest in a Global Note in the third event described above, then such beneficial owner shall be entitled to pursue any remedy under the fiscal agency agreement, the Debt Securities or applicable law with respect to the portion of the Global Note that represents such beneficial owner’s interest therein as if such Certificated Note had been issued.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its Participants and to facilitate the clearance and settlement of securities transactions, like transfers and pledges, among its Participants in those securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC’s Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other types of organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. DTC agrees with and represents to its Participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The rules applicable to DTC and its Participants are on file with the SEC.

If depositaries other than DTC are appointed, additional information with respect to those depositaries will be set forth in the prospectus supplement.

Canadian Taxes on Debt Securities

In the opinion of our counsel, Bélanger Sauvé, and of Ogilvy Renault, Canadian counsel for the underwriters or agents, if any, there are no withholding taxes payable under the laws of Canada or of Québec with respect to any Debt Securities or premium, if any, or interest thereon except in the circumstances set forth below. Under the Income Tax Act (Canada) (the “Act”), if any part of the interest (including amounts deemed interest under the Act) payable on the Debt Securities is:

•	contingent or dependent upon the use of or production from property in Canada;

•	computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion; or

•	computed by reference to dividends paid or payable to shareholders of any class of shares of a corporation;

then interest payable on the Debt Securities will not be exempt from withholding taxes unless the Debt Securities are “prescribed obligations” for those purposes. A prescribed obligation is a debt obligation the terms of which provide for an adjustment to the amount payable under the obligation that is determined by reference to a change in the purchasing power of money, and on which no amount payable, other than that adjustment, is contingent or dependent upon or computed by reference to any of the criteria listed above.

There are no other taxes on income or capital gains payable under the laws of Canada or of Québec in respect of any Debt Securities or premium, if any, or interest thereon by an owner who is not, nor is deemed to be, a resident of Canada and who does not use or hold, and is not deemed to use or hold, any Debt Securities in or in the course of carrying on a business in Canada and is not an insurer carrying on an insurance business in Canada and elsewhere and is not an authorized foreign bank carrying on a bank business in Canada within the meaning of the Act.

There are no estate taxes or succession duties imposed by Canada or Québec in respect of any Debt Securities or premium, if any, or interest thereon.

Warrants

We may issue, together with any Debt Securities offered by a prospectus supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to a particular issue of Warrants. That prospectus supplement will set forth:

•	the terms of the Debt Securities purchasable upon exercise of the Warrants;

•	the principal amount of Debt Securities purchasable upon exercise of one Warrant, the exercise price and the procedures for, and conditions to, exercise for purchasing those Debt Securities;

•	the dates on which the right to exercise the Warrants will commence and expire;

•	the date, if any, on and after which the Warrants and the related Debt Securities will be separately transferable; and

•	whether the Warrants represented by Warrant certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered.

Unless otherwise indicated in the prospectus supplement, the Warrants will be governed by the laws of Québec and the laws of Canada applicable therein. Unless otherwise indicated in the prospectus supplement, the Warrants will be delivered in The City of New York.

Guarantee of Québec

The Debt Securities will be irrevocably and unconditionally guaranteed as to principal, premium, if any, and interest when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, by Québec. The guarantee of Québec will be authorized by an Order in Council of the Government of Québec and will be placed on each Debt Security. The guarantee of Québec will be a direct, unconditional and unsecured obligation and will rank equally in right of payment with all other unsecured obligations for borrowed money of Québec outstanding at the date of the issue of the Debt Securities or thereafter.

Use of Proceeds

Unless otherwise specified in the prospectus supplement, we will add the net proceeds we receive from the sale of the Securities to our general funds to be used for general purposes.

Jurisdiction

We and Québec will appoint the Delegate General of Québec in New York, One Rockefeller Plaza, 26th Floor, New York, N.Y. 10020-2102, as our and Québec’s authorized agent upon whom process may be served in any action based on the Securities which may be instituted in any State or Federal court in The City of New York by the holder of any Security, and will expressly waive any immunity to service of process regarding any action to which the Delegate General of Québec might otherwise be entitled. This appointment will be irrevocable until all amounts in respect of the Securities have been paid, except that, if for any reason the designated agent ceases to be able to act as the authorized agent or no longer has an address in The City of New York, we and Québec will appoint another person or persons in The City of New York as authorized agent(s). We and Québec will expressly accept the non-exclusive jurisdiction of any State or Federal court in The City of New York and will irrevocably waive, to the fullest extent permitted by applicable law, any immunity from the jurisdiction of any court to which we might otherwise be entitled in any action based upon the Securities.

We and Québec may be sued in the courts of Québec, and no applicable law requires the consent of any public official or authority for proceedings to be brought or judgment to be obtained against us or Québec arising out of or relating to obligations under the Securities. In addition, no immunity from suit is available to either us or Québec in any action in those courts, irrespective of whether a party to the action or the holder of Securities is or is not resident within Québec or is or is not a citizen of Canada. There are no requirements under the laws of Québec that prior written notice be served on us or Québec before the commencement of an action.

The Hydro-Québec Act provides that the performance of our obligations may be levied against our property.

Although any judgment obtained in an action brought in the courts of Québec against Québec may not be enforced by execution, applicable statutes provide that whenever Québec is condemned by a judgment that has become definitive to pay a sum of money, the Minister of Finance, after having received a certified copy of the judgment, shall pay the amount due out of the money at his or her disposal for that purpose or, failing that, out of the Consolidated Revenue Fund of Québec.

Plan of Distribution

We may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents.

The distribution of the Securities may be effected from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	prices related to prevailing market prices; or

•	negotiated prices.

The distribution may be effected in the United States of America and/or in any one or more other jurisdictions where permitted by law, as specified in the prospectus supplement.

In connection with the sale of Securities, underwriters or agents may receive compensation from us or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents who participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). The prospectus supplement will identify these underwriters or agents, and will describe the compensation received from us.

Under agreements which we may enter into, dealers and agents who participate in the distribution of Securities may be entitled, and we have agreed that underwriters, if any, will be entitled, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

Debt Record

We have paid the full face amount of the principal of and premium, if any, and interest on every security issued or assumed by us, and Québec has paid the full face amount of the principal of and premium, if any, and interest on (a) every security issued or assumed by it, and (b) every indirect security on which it has been required to implement its guarantee, all promptly when due in the currency and in the country where payable, subject to any applicable laws and regulations forbidding trading with the enemy during wartime.

Authorized Agent

Our and Québec’s authorized agent in the United States of America is the Delegate General of Québec in New York, One Rockefeller Plaza, 26th Floor, New York, New York 10020-2102.

Experts

Our consolidated financial statements, incorporated in this prospectus by reference from our Annual Report on Form 18-K for the year ended December 31, 2002, have been audited by Samson Bélair/Deloitte & Touche and PricewaterhouseCoopers LLP, independent auditors, as stated in their report dated February 20, 2003, which is incorporated herein by reference and have been so incorporated in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

Validity of the Securities

Bélanger Sauvé, Montréal, Québec, will pass upon the validity of the Securities and all other matters of Canadian and Québec law and procedure on our behalf and that of Québec. The validity of the Securities and all other matters of Canadian and Québec law and procedure will be passed upon for the underwriters or agents, if any, by Ogilvy Renault, Montréal, Québec. The validity of the Securities will be passed upon as to matters of New York law for the underwriters or agents, if any, by Sullivan & Cromwell LLP, New York, New York, who will rely as to all matters of Canadian and Québec law on the opinions of the aforementioned two firms.

Ogilvy Renault and Sullivan & Cromwell LLP have, from time to time, rendered legal services to us and to Québec not connected with the offering of the Securities.

Official Statements

The information set forth or incorporated by reference herein, except for the information appearing under “Plan of Distribution”, was supplied by our representatives and by those of the Ministère des Finances of Québec, in their respective official capacities, duly authorized thereto.

HYDRO-QUÉBEC

Direction - Structured Financing and Documentation

75 René-Lévesque Boulevard West

6th floor

Montréal, Québec

Canada H2Z 1A4

Telephone: (514) 289-3147

QUÉBEC

Direction du financement des organismes publics et de la documentation financière

Ministère des Finances

12, rue Saint-Louis

Québec, Québec

Canada G1R 5L3

Telephone: (418) 643-8141

UNDERWRITERS

BofA Merrill Lynch	HSBC	National Bank of Canada Financial	RBC Capital Markets

LEGAL ADVISORS

To Hydro-Québec	To the underwriters
Miller Thomson LLP	Sullivan & Cromwell LLP
La Tour CIBC, 31[e] étage	125 Broad Street
1155, boul. René-Lévesque Ouest	New York, N.Y. 10004
Montréal, Québec	United States of America
Canada H3B 3S6

	Norton Rose OR LLP	Norton Rose OR LLP
	1 Place Ville Marie	3 More London Riverside
	Bureau 2500	London SE1 2AQ
	Montréal, Québec	United Kingdom
Canada H3B 1R1

REGISTRAR, FISCAL, TRANSFER AND PRINCIPAL PAYING AGENT

Deutsche Bank Trust Company Americas

60 Wall Street, 27th Floor

MS: NYC60-2710

New York, N.Y. 10005

LONDON PAYING AGENT AND TRANSFER AGENT

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom

U.S.$

% Global Notes Series          due

Guaranteed Irrevocably and Unconditionally by

Québec

(Canada)

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

HSBC

National Bank of Canada Financial

RBC Capital Markets

, 2011